Execution Version

DATED 31 MARCH 2022

DRAGON OVERSEAS CAPITAL LIMITED

- and -

ONCOTELIC THERAPEUTICS, INC.

- and -

GMP BIOTECHNOLOGY LIMITED

JOINT VENTURE AGREEMENT

- relating to -

GMP BIOTECHNOLOGY LIMITED

Hogan Lovells

HKGLIB01/LD/NC/756586.000003
Ref: 2297845

Hogan Lovells
11/F, One Pacific Place, 88 Queensway, Hong Kong

CONTENTS

CLAUSE		PAGE
1.	INTERPRETATION	1
2.	CONSIDERATION	11
3.	COMPLETION	11
4.	LICENCE AGREEMENTS	12
5.	EMPLOYEES	14
6.	MANAGEMENT AGREEMENT	15
7.	TRANSFER OF R&D AGREEMENT	15
8.	DIPG VOUCHER	15
9.	DRAGON OVERSEAS FUNDING	16
10.	APPOINTMENT AND REMOVAL OF DIRECTORS	18
11.	CONDUCT OF THE BUSINESS	19
12.	FUNDING	21
13.	BUDGET AND BUSINESS PLAN	21
14.	REPRESENTATIONS AND WARRANTIES	22
15.	INDEMNITY	23
16.	ACCOUNTS, AND ACCESS TO INFORMATION	23
17.	INITIAL PUBLIC OFFERING	24
18.	PROHIBITION ON SHARE TRANSFERS	25
19.	PERMITTED TRANSFERS TO GROUP MEMBERS	25
20.	RIGHT OF FIRST REFUSAL	26
21.	PRE-EMPTIVE RIGHT IN RELATION TO ISSUANCE OF NEW SHARES	27
22.	COMPULSORY TRANSFERS	27
23.	BREACH	29
24.	DURATION	29
25.	WINDING-UP	30
26.	RESTRICTIONS ON THE SHAREHOLDERS	31
27.	STATUS OF AGREEMENT	33
28.	CONFIDENTIALITY AND ANNOUNCEMENTS	34
29.	NO PARTNERSHIP	35
30.	ASSIGNMENT NOT PERMITTED	35
31.	NOTICES	35
32.	COSTS	37
33.	ANTI-BRIBERY AND CORRUPTION	37
34.	INTEREST ON LATE PAYMENT	37
35.	VARIATION	37

36.	WAIVER	37
37.	RIGHTS AND REMEDIES ARE CUMULATIVE	38
38.	COUNTERPARTS	38
39.	EFFECT OF COMPLETION	38
40.	ENTIRE AGREEMENT	38
41.	INVALIDITY	38
42.	THIRD PARTY RIGHTS	39
43.	GOVERNING LAW	39
44.	ARBITRATION	39

SCHEDULES

1.	CAPITAL STRUCTURE	40
2.	COMPLETION RESOLUTION	41
3.	BOARD RESERVED MATTERS	42
4.	APPOINTMENT OF EXPERT AND DETERMINATION OF DEFAULT FAIR PRICE	44
5.	TRANSFERS OF SHARES BETWEEN SHAREHOLDERS	46
6.	FORM OF DEED OF ADHERENCE	48
7.	INTELLECTUAL PROPERTY RIGHTS	50
8.	INITIAL BUDGET AND FIRST BUSINESS PLAN	54
9.	DRAGON OVERSEAS FUNDING	55
10.	KEY EMPLOYEES	56
11.	MANAGEMENT AGREEMENT	57

THIS AGREEMENT is dated 31 March 2022

PARTIES

(1) **Dragon Overseas Capital Limited**, a business company incorporated in the British Virgin Islands with limited liability (registered number: 1740908), whose registered office is at Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands ("**Dragon Overseas**");

(2) **Oncotelic Therapeutics, Inc.**, a company incorporated in Delaware (registered number: 2303211), whose registered office is at 29397 Agoura Rd., Suite 107, Agoura Hills, CA 91301, United States ("**Oncotelic**"); and

(3) **GMP Biotechnology Limited**, an exempted company incorporated in the Cayman Islands with limited liability (registered number: 387652), whose registered office is at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, (the "**Company**"),

(each a "**Party**" and together, the "**Parties**").

PREAMBLE

(A) Dragon Overseas and Oncotelic have agreed to co-operate in the establishment of a joint venture between them to carry on the Business through the Company and the Company Subsidiaries which will acquire certain rights and assets from Oncotelic and receive certain funding from Dragon Overseas.

(B) The Company is an exempted company incorporated in the Cayman Islands with limited liability.

(C) The Company owns the entire issued share capital of US HoldCo, which in turn owns the entire issued share capital of US OpCo and US IPCo.

(D) At the date of this Agreement, Dragon Overseas is the sole shareholder of the Company holding 1 Share, being the entire issued share capital of the Company. The Parties have agreed that the Shares be held in the proportion as set out in Schedule 1 immediately after Completion.

(E) Dragon Overseas, Oncotelic and the Company have agreed to enter into this Agreement to regulate their relationship and the operation and management of the Company.

OPERATIVE TERMS

1. **INTERPRETATION**

1.1 In this Agreement:

"**"A" Director**" means a director of the Company appointed from time to time by Dragon Overseas in accordance with Clause 10.1;

"**Acceptance Period**" has the meaning given in Clause 20.4;

"**Affiliate**" means, in relation to any person, any person that directly, or indirectly, Controls, or is Controlled by, or is under common Control with, such person and:

(a) where such person is a company, includes any subsidiary or holding company of that Party and any subsidiary of any such holding company; and

(b) where such person is an individual, includes the spouse, children and parents of such individual, any company Controlled by the individual, his spouse, children or parents, any partnership of which the individual, his spouse, children or parents are partners or any trust of which the individual, his spouse, children or parents are trustees or beneficiaries;

"**Anti-Corruption Laws**" means any laws or regulations concerning bribery, corruption or similar activities including the US Foreign Corrupt Practices Act of 1977 and the rules and regulations under that Act, the UK Bribery Act 2010 and any other law or regulation similar to either of those Acts, the Prevention of Bribery Ordinance (Cap. 201 of the Laws of Hong Kong) and any other law or regulation similar to that Ordinance and to which the Company or a Company Subsidiary is subject in the operation of its business;

“**Approval**” means any consent, approval, authorisation, order, filing, waiver, registration, concession, license, permit, consultation or notification or qualification of or with, or granted by any Governmental Authority or third person.

"**Articles**" means the articles of association of the Company adopted on the date of this Agreement in the agreed form and, once adopted, as amended from time to time;

"**"B" Director**" means a director of the Company appointed from time to time by Oncotelic in accordance with Clause 10.2;

"**Board**" means the board of directors of the Company from time to time;

"**Board Reserved Matter**" means a matter listed in Schedule 3;

"**Breach Notice**" has the meaning given to it in Clause 23.1;

"**Breaching Shareholder**" has the meaning given in Clause 23.1;

"**Budget**" means the budget of the Company adopted in respect of a Financial Year in accordance with Clause 13.3, as may be amended, supplemented or modified from time to time in accordance with this Agreement, and includes the Initial Budget;

"**Business**" means the global business of:

(a) drug discovery, Development and Commercialisation, including but not limited to Development and Commercialisation of TGF-beta therapeutics against any pharmaceutical indications; and

(b) establishing and operating contract development and manufacturing organization (CDMO) facilities and capabilities;

"**Business Day**" means any day which is not a Saturday, a Sunday or a bank or public holiday in California or Hong Kong, and in the case of Hong Kong, other than a day on which a tropical typhoon warning no. 8 or above or a "black rainstorm warning signal" is hoisted or remains hoisted in Hong Kong at any time between 9:00am and 5:00pm;

"**Business Plan**" means the business plan of the Company adopted in respect of a Financial Year in accordance with Clause 13.4, as may be amended, supplemented or modified from time to time in accordance with this Agreement, and includes the First Business Plan;

"**Buyer**" has the meaning given in Clause 20.1;

"**Cancellation Notice**" has the meaning given to Clause 9.7;

"**Change of Control**" means a change in the person or persons who Controlled a Shareholder at the time that that Shareholder entered into this Agreement or a Deed of Adherence;

"**Commercialisation**" means, with respect to a Licensed Product in the Pipeline, all activities directed to (a) the marketing, promotion, distributing, selling, having sold, offering for sale, or otherwise commercialising of such Licensed Product for an indication, including planning, market research, pre-marketing, advertising, branding, detailing, medical education and medical liaison activities, customer service and support, shipping, handling, importing, exporting, and (b) post-marketing safety surveillance and reporting, and (c) all activities directed to the regulatory affairs including the securing of pricing and reimbursement with respect to the foregoing (a) and (b). "**Commercialise**" means to engage in Commercialisation;

"**Companies Act**" means the Companies Act (As Revised) of the Cayman Islands;

"**Company Subsidiary**" means any subsidiary of the Company from time to time;

"**Completion**" means completion of this Agreement in accordance with its terms;

"**Completion Date**" means the date of this Agreement;

"**Completion Resolutions**" means the resolutions of the Shareholders in the form set out in Schedule 2 to be passed at Completion in accordance with Clause 3.2(a);

"**Compulsory Transfer Event**" has the meaning given in Clause 22.1;

"**Compulsory Transfer Notice**" has the meaning given in Clause 22.3;

"**Compulsory Transfer Offer**" has the meaning given in Clause 22.4;

"**Compulsory Transfer Price**" has the meaning given in Clause 22.5;

"**Confidential Information**" has the meaning given in Clause 28.1;

"**Control**" in relation to any entity means any of:

(a) the right to exercise more than fifty per cent (50%) of the votes of equity holders in that entity; or

(b) the contractual right to designate more than half of the members of that entity's board of directors or similar governing body; or

(c) the power to control, directly or indirectly, the direction of the management or policies of such entity, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise,

(and "**Controlled**" and "**Controlling**" shall have a corresponding meaning);

"**Convertible Notes**" means:

(a) the unsecured convertible promissory note dated 31 January 2022 in the principal amount of USD 500,000 issued by Oncotelic to Golden Mountain Partners, LLC;

(b) the unsecured convertible promissory note dated 22 October 2021 in the principal amount of USD 500,000 issued by Oncotelic to Golden Mountain Partners, LLC;

(c) the unsecured convertible promissory note dated 21 September 2021 in the principal amount of USD 1,500,000 issued by Oncotelic to Golden Mountain Partners, LLC; and

(d) the secured convertible promissory note dated 27 June 2020 in the principal amount of USD 2,000,000 issued by Mateon Therapeutics, Inc. (subsequently renamed Oncotelic) to Golden Mountain Partners, LLC;

"**Copyrights**" means United States and non-United States copyrights, whether registered or unregistered, held pursuant to the laws of the United States or of any other country or foreign jurisdiction; registrations, applications and recordings in the United States Copyright Office or the equivalent thereof in any other country or foreign jurisdiction; any continuation, renewal or extension thereof; registrations to be issued in pending applications; and any right or interest in and to work protectable by any of the foregoing;

“**Customer**” has the meaning given in Clause 26.1;

"**Deed of Adherence**" means a deed in all material respects in the form set out in Schedule 6;

“**Deed of Novation**” means a deed of novation, to be entered into by Oncotelic, Golden Mountain Partners, LLC and the Company, pursuant to which Oncotelic will transfer all of its rights and obligations under the R&D Agreement to the Company, for nil cost, on such other terms to be agreed between the Parties;

"**Default Fair Price**" has the meaning given in Clause 22.6;

"**Default Shares**" has the meaning given in Clause 22.4;

"**Defaulting Shareholder**" has the meaning given in Clause 22.2(a);

“**Development**” means, with respect to a Licensed Product in the Pipeline, all activities relating to the research, pre-clinical and clinical development or use of such Licensed Product in the Field in the Territory, and all development activities relating to applying for and obtaining Regulatory Approval for such product or indication in the Field in the Territory, including preclinical testing, test method development and stability testing, toxicology, formulation, clinical trials, statistical analysis and report writing, all of these activities being pursued for the furtherance of the Business. When used as a verb, “**Develop**” means to engage in Development;

"**Directors**" means the directors of the Company from time to time;

“**Dragon Overseas Funding**” means the funding provided by Dragon Overseas as specified in Schedule 9 of this Agreement.

“**Employment Agreement**” means an employment agreement to be entered into between each Key Employee (as employee) and US OpCo (as employer), with the annual salary specified in Schedule 10 and on such other terms to be agreed between the Parties;

“**Encumbrance**” means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or other third party right or interest of any kind, whether granted for the purpose of security or not and cognate terms like "**Encumber**" shall be construed accordingly;

"**Financial Year**" means a financial year of the Company, being the year from 1 April to 31 March;

"**First Business Plan**" means the Business Plan for the Company covering the period from the Completion Date to the 3-year anniversary thereof, as appended to this Agreement in Schedule 8 and adopted at Completion pursuant to Clause 3.2(d);

"**Fully Diluted Share Capital**" means the total number of:

(a) Shares issued and outstanding at the relevant time; and

(b) all further Shares to be issued on the assumption that all options, warrants or other convertible securities or instruments or rights to acquire Shares have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms;

"**Funding Suspension Notice**" has the meaning given in Clause 9.5;

"**GMP Management Co**" means Dragon Overseas or its designee;

"**Governmental Authority**" means any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal, or judicial, or arbitral body, whether federal, state, provincial, local or foreign;

"**Hong Kong**" means the Hong Kong Special Administrative Region of the People's Republic of China;

"**Initial Budget**" means the Budget for the first Financial Year of the Company, as appended to this Agreement in Schedule 8.

"**Insolvency Event**" means, in respect of a Party, that:

(a) it or any member of its Group has suspended or ceased (or threatened to suspend or cease) all or a substantial part of its operations;

(b) any expropriation, attachment, sequestration, distress or execution or analogous process in any jurisdiction has been levied against any of its assets or the assets of any member of its Group having an aggregate value of USD 500,000 or more and is not discharged within 7 days;

(c) it or any member of its Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(d) the value of its assets or of the assets of any member of its Group (in the case of Oncotelic, excluding Edgepoint AI Inc., Oncotelic Inc., PointR Data Inc., Oxigene Europe AB, and Symphony ViDA, Inc.) is less than its liabilities (taking into account contingent and prospective liabilities);

(e) a moratorium is declared in respect of its indebtedness or the indebtedness of any member of its Group;

(f) any corporate action, legal proceedings or other procedure or step is taken in relation to it or any member of its Group for:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii) any composition, compromise, assignment or arrangement with any creditor;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, monitor or other similar officer in respect of any member of the Group or any of its assets;

(iv) enforcement of any mortgage, charge, pledge, lien or other security interest securing any obligation of that company or any member of its Group or any other agreement or arrangement having a similar effect; or

(v) any analogous procedure or step is taken in any jurisdiction,

but paragraph (f) will not apply to:

(1) a solvent reconstruction or amalgamation the terms of which have previously been approved in writing by the other Parties to this Agreement; or

(2) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 7 days of commencement, of if earlier, before the date on which it is advertised;

"**Intellectual Property Rights**" means Patent Rights, Trademarks, Copyrights, Know-How, Trade Secrets, licenses, license agreements and applications related to the foregoing and all other proprietary rights, including rights to sue at law or in equity for all claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all goodwill related to any of the foregoing;

"**Invention Assignment Agreement**" means an invention assignment agreement to be entered into between each Key Employee (as assignor), US OpCo (as employer) and the Company and US IPCo (as assignees), on terms to be agreed between the Parties;

"**IPO Entity**" has the meaning set out in Clause 17.1;

"**Issued Shares**" has the meaning set out in Clause 21.1;

"**Issuing Notice**" has the meaning set out in Clause 21.1;

"**Key Employees**" means each of the individuals specified in Schedule 10:

"**Know-How**" means all inventions, discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, or other know-how, whether patentable or not, including pharmacology, toxicology, drug stability, manufacturing and formulation methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies;

"**Licence Agreements**" means collectively, the US Licence Agreement and the Non-US Licence Agreement;

"**Licenced Products**" means all services, compositions of matter, articles of manufacture, materials and products (in any formulation, salt form, dosage form, presentation, or package configuration, containing any compound, whether or not as the sole active ingredient and whether or not co-formulated, co-packaged, or marketed or sold together with other compound, product, or device), whose exploitation: (a) would be within the scope of the Licenced Technology; and (b) but for the license granted pursuant to the Licence Agreements, would infringe, or contribute to or induce the infringement of, any pending or issued claim within the Patent Rights relating to the Licenced Technology including the Oncotelic Patent Rights.

"**Licenced Technology**" means:

(a) all "**OT-101 Technologies**", including all Intellectual Property Rights and regulatory information: (i) relating to Oncotelic's proprietary (a) OT-101 molecule or (b) OT-101 platform; or (ii) necessary or desirable for the Development, Manufacture or Commercialisation of either the OT-101 molecule or the OT-101 platform, but in both (i) and (ii), excluding any non-pharmaceutical (i.e. cosmetics) and veterinary indication;

(b) certain rights that relate to the licence agreement between Oncotelic and Autotelic BIO Korea dated 14 February 2018; and

(c) to the extent not included in (a) to (b) above, all Oncotelic Patent Rights set forth in Part A of Schedule 7 (as may be updated from time-to-time by the Parties in writing), together with any other Intellectual Property Rights that are necessary or desirable for the Development, Manufacture, or Commercialisation of Licensed Products;

"**Long Stop Date**" means 30 April 2022, as may be extended upon agreement by the Parties from time to time;

"**Management Agreement**" means a management agreement to be entered into between the Company and GMP Management Co, on terms to be agreed between the Parties, pursuant to which GMP Management Co will perform certain administrative and management services with respect to the operation of the Company, on the terms specified in Schedule 11 and on such other terms to be agreed between the Parties;

"**Manufacture**" means all activities related to the manufacturing of a Licensed Product or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and product testing and analysis, quality assurance and quality control, handling and storage of the Licensed Product and ongoing stability tests and regulatory activities related to any of the foregoing;

"**Material Breach**" means:

(a) a breach of Clauses 18 (*Prohibition on Share Transfers*), 19 (*Permitted Transfers to Group Members*), 20 (*Right of First Refusal*), 22.3 (*Effect of Compulsory Transfer Event*), 33 (*Anti-bribery and corruption*); or

(b) a breach which is the subject of a Breach Notice and which has not been remedied in accordance with Clause 23.2(b) before the expiry of the Remedy Period;

"**Material Breach Notice**" has the meaning given in Clause 23.3;

"**Non-breaching Shareholder**" has the meaning given in Clause 23.1;

"**Non-defaulting Shareholder**" has the meaning given in Clause 22.2(b);

"**Non-US Licence Agreement**" means the licence agreement dated on or before the date of this Agreement entered into between Oncotelic and the Company under which Oncotelic agrees to grant a licence under the Licenced Technology to the Company globally except in the United States;

"**Offered Shares**" has the meaning set out in Clause 20.2(a);

“**Oncotelic Patent Rights**” means the Patent Rights set forth in Part A of Schedule 7 as amended from time to time in accordance with the Licence Agreements;

“**Other Technology**” means:

(a) all “**CA4P Technologies**”, including all Intellectual Property Rights and regulatory information: (i) relating to Oncotelic’s proprietary (a) CA4P molecule or (b) CA4P platform, but excluding any non-pharmaceutical (i.e. cosmetics) and veterinary indication; or (ii) necessary or desirable for the research, development, manufacture or marketing of either the CA4P molecule or the CA4P platform;

(b) all “**Oxi4503 Technologies**”, including all Intellectual Property Rights and regulatory information: (i) relating to Oncotelic’s proprietary (a) Oxi4503 molecule or (b) Oxi4503 platform, but excluding any non-pharmaceutical (i.e. cosmetics) and veterinary indication; or (ii) necessary or desirable for the research, development, manufacture or marketing of either the Oxi4503 molecule or the Oxi4503 platform; and

(c) to the extent not included in (a) to (b) above, all Patent Rights set forth in Part B of Schedule 7 (as may be updated from time-to-time by the Parties in writing), together with any other Intellectual Property Rights as are agreed between the Parties.

“**Patent Rights**” means any and all: (a) patent applications filed under applicable law in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewal and all patents granted thereon; (b) all patents, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (c) any other form of government-issued right substantially similar to any of the foregoing;

"**Pipeline**" means any biopharmaceutical substance in prototypical or finished form or indication as set out in Part A of Schedule 7, as may be updated from time-to-time by the Parties in writing;

"**PRC**" means the People's Republic of China;

“**Qualified IPO**” means an initial public offering and listing of and permission to deal in the Shares (or shares of an IPO Entity) on the Main Board of The Stock Exchange of Hong Kong Limited or such other internationally recognised investment exchange of the same or higher international standing as may be agreed among the Parties;

"**R&D Agreement**" means the Research and Services Agreement dated 3 February 2020 between Oncotelic and Golden Mountain Partners, LLC, as amended, varied and/or supplemented by a Supplement to Research and Services Agreement dated 23 March 2020 between Oncotelic, Mateon Therapeutics, Inc. (subsequently renamed Oncotelic) and Golden Mountain Partners, LLC;

"**Remedy Period**" has the meaning given in Clause 23.2(b);

"**Restricted Area**" has the meaning given in Clause 26.1;

"**Restricted Business**" has the meaning given in Clause 26.1;

"**Restricted Employee**" has the meaning given in Clause 26.1;

"**Restricted Period**" has the meaning given in Clause 26.1;

“**Review Period**” has the meaning given to Clause 9.7;

“**ROFR Offer Notice**” has the meaning given in Clause 20.1;

"**Sale Price**" has the meaning given in Clause 20.2(b);

"**Seller**" has the meaning given in Clause 20.1;

“**Series A Successful Close**” means the issuance of fully paid-up Shares (other than any Shares subscribed by Dragon Overseas or Oncotelic) by the Company, which together constitute not more than ten (10) percent of the Fully Diluted Share Capital, for an aggregate subscription price of not less than USD20,000,000;

"**Shareholders**" means the holders of the Shares and "**Shareholder**" means either of them;

"**Shares**" means shares in the share capital of the Company;

"**Third Party**" means any person other than the Parties to this Agreement and their Affiliates;

"**Trade Secrets**" means trade secrets and confidential ideas, know-how, knowledge, concepts, methods, uses, instructions, specifications, processes, discoveries, formulae, practices, methods, technology, algorithms, models, reports, data (including all pre-clinical and clinical research data and results), databases, data collections, materials, customer lists, supplier lists, mailing lists, business plans and other proprietary or confidential information, all of which derive value, monetary or otherwise, from being maintained in confidence;

“**Trademark**” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, slogan or other indicia of origin or ownership, including registrations and applications therefor and the goodwill and associated with each of the foregoing;

“**Transaction Documents**” means:

(a) this Agreement;

(b) the Licence Agreements;

(c) the Management Agreement;

(d) the Employment Agreements;

(e) the Invention Assignment Agreements; and

(f) the Deed of Novation;

"**Transfer**" has the meaning given in Clause 20.1;

“**Unwind Notice**” has the meaning given in Clause 9.8;

“**US HoldCo**” means Sapu Therapeutics, LLC., a limited liability company incorporated under the laws of Delaware, the United States (registered number: 6694870), a wholly owned subsidiary of the Company;

“**US IPCo**” means Sapu Holdings, LLC., a limited liability company incorporated under the laws of Delaware, the United States (registered number: 6694887), a wholly owned subsidiary of US HoldCo;

"**US Licence Agreement**" means the licence agreement dated on or before the date of this Agreement entered into between Oncotelic and US IPCo under which Oncotelic agrees to grant a licence under the Licenced Technology to US IPCo in the United States; and

“**US OpCo**” means Sapu Management, LLC, a limited liability company incorporated under the laws of Delaware, the United States (registered number: 6694920), a wholly owned subsidiary of US HoldCo.

1.2 **In this Agreement:**

(a) a reference to a Clause, paragraph or schedule is, unless stated otherwise, a reference to a Clause or paragraph of, or schedule to, this Agreement;

(b) a reference in a schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that schedule or, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(c) a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, amended or extended before the date of this Agreement and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the date of this Agreement;

(d) a reference to a "**person**" includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

(e) a reference to a document being in the "**agreed form**" is a reference to a document in the form and terms approved and, for the purposes of identification only, initialled, by or on behalf of each Party on or before the date of this Agreement with any alterations that are agreed in writing by or on behalf of each Party at any time before Completion;

(f) a reference to one gender is a reference to all or any genders;

(g) a reference to a particular time of day is, unless stated otherwise, a reference to that time in Hong Kong;

(h) a reference to "**including**" or "**includes**" does not limit the scope of the meaning of the words preceding it;

(i) where a Party has to "**procure**" anything under this Agreement the obligation is only to do so to the extent permitted by law or any relevant regulatory body or authority; and

(j) a reference to a "**holding company**" or a "**subsidiary**" means a holding company as defined in section 13 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) while a subsidiary means a subsidiary as defined in section 15 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong);

(k) a reference to a person's "**Group**" is, unless otherwise stated, a reference to that person, its subsidiaries, its holding companies and any other subsidiaries of its holding companies; and

(l) a reference to "**Parties**" or a "**Party**" means the Parties, or a Party, to this Agreement whether by virtue of being an original signatory to it or agreeing to be bound by its terms by virtue of executing a Deed of Adherence.

1.3 The schedules form part of this Agreement and a reference to "**this Agreement**" includes its schedules.

1.4 The headings in this Agreement do not affect its interpretation.

2. **CONSIDERATION**

2.1 In consideration of the various agreements and undertakings set out in this Agreement, the Parties have granted the rights and accepted the obligations contained in this Agreement.

2.2 The Parties agree that in partial consideration for the entry by Dragon Overseas into this Agreement, if at any time during the period of fifteen (15) Business Days after the date of this Agreement Golden Mountain Partners, LLC, an Affiliate of Dragon Overseas, exercises its conversion rights pursuant to the Convertible Notes, whether in full or in part, then, for the purposes of such exercise, the applicable Conversion Price (in substitution for the definition thereof in the Convertible Notes) shall be USD 0.2242 (being the consolidated closing price of Oncotelic's common stock as of the Business Day immediately prior to the date of this Agreement), notwithstanding any contrary provisions of the Convertible Notes. The Parties agree that Golden Mountain Partners, LLC has the right to enforce this Clause 2.2 as though it were a party to this Agreement.

3. **COMPLETION**

3.1 **Date, time and place of Completion**

Completion will take place at the offices of Dragon Overseas' solicitors on the Completion Date (unless agreed otherwise in writing by Dragon Overseas and Oncotelic).

3.2 **Completion obligations**

On Completion:

(a) The Shareholders must procure that the Completion Resolutions are passed.

(b) Dragon Overseas must deliver to the Company an application, properly executed by Dragon Overseas, for the allotment and issue to it of 54 of Shares at USD1.00 per Share, accompanied by payment in full for such Shares.

(c) Oncotelic must deliver to the Company:

(i) an application, properly executed by Oncotelic, for the allotment and issue to it of 45 Shares at USD1.00 per Share, accompanied by payment in full for such Shares;

(ii) the US Licence Agreement, properly executed by Oncotelic;

(iii) the Non-US Licence Agreement, properly executed by Oncotelic;

(d) Dragon Overseas must procure that a Board meeting of the Company is held at which:

(i) the Company's entry into this Agreement and the Transaction Agreements (to which it is a party) are approved;

(ii) the Shares referred to in Clauses 3.2(b) and 3.2(c)(i) are allotted and issued to Dragon Overseas and Oncotelic respectively, credited, in each case, as fully paid up and share certificates are authorised to be issued for such Shares;

(iii) Ms. Juliana Wang is appointed Directors as the initial appointee of Dragon Overseas, in addition to Mr. Edwin C H Wang, under Clause 10.1;

(iv) Vuong Ngoc Trieu, Ph. D. is appointed Director as the initial appointee of Oncotelic under Clause 10.2;

(v) the Company's accounting reference date is changed from 31 December to 31 March; and

(vi) the First Business Plan and the Initial Budget are approved and adopted.

3.3 **Waiver of pre-emption rights etc**

For the avoidance of doubt, the Shareholders consent to the subscriptions provided for under this Clause 3, and waive or agree to procure the waiver of any rights or restrictions, which may exist in the Articles, if any, or otherwise and which might otherwise prevent any such subscriptions.

4. **LICENCE AGREEMENTS**

4.1 **Non-US Licence Agreement**

On or before the date of this Agreement, Oncotelic and the Company shall enter into the Non-US Licence Agreement, whereby Oncotelic shall grant to the Company an exclusive, irrevocable, perpetual, royalty-free, sublicensable licence under the Licenced Technology to manufacture, have manufactured, use, import, sell, offer for sale or otherwise exploit the Licenced Products globally except in the United States.

4.2 **US Licence Agreement**

On or before the date of this Agreement, the Shareholders shall procure that US IPCo shall, and Oncotelic shall itself, enter into the US Licence Agreement, whereby Oncotelic shall grant to US IPCo an exclusive, irrevocable, perpetual, royalty-free, sublicensable licence under the Licenced Technology to manufacture, have manufactured, use, import, sell, offer for sale or otherwise exploit the Licenced Products in the United States.

4.3 **Representations and warranties**

Oncotelic represents and warrants to the Company that, as of the Completion Date,:

(a) Oncotelic is the sole legal and beneficial owner of all of the rights and interests in, or has validly licenced to it, all of the Intellectual Property Rights which are material to the Business as contemplated by the Shareholders;

(b) neither Oncotelic nor any of its Affiliates is a party to any licence or similar agreement under which it has granted or agreed to grant a licence or other rights to

any Third Party to the Licenced Technology that would conflict with the licence granted to the Company under the Non-US Licence Agreement (or in the case of the US Licence Agreement, US IPCo);

(c) none of the Oncotelic Patent Rights has been adjudged invalid or unenforceable in whole or in part, other than abandoned patents;

(d) Oncotelic is not aware of any asserted or unasserted claim or demand that it believes can be enforced by a Third Party against any such Oncotelic Patent Rights;

(e) to the best of the knowledge and belief of Oncotelic, the exploitation of the Licenced Technology as currently contemplated by the Parties does not and shall not infringe or conflict with any patent, copyright or other proprietary right of any Third Party;

(f) Oncotelic has not received any written notice of any suit, claim, action or proceeding challenging or seeking to deny or restrict, directly or indirectly, the rights of Oncotelic or any of its Affiliates in any Licenced Technology;

(g) to the best of the knowledge and belief of Oncotelic, the Licenced Technology was not obtained in violation of any contractual or fiduciary obligation to which Oncotelic or any of their respective employees or staff members are or were bound, or by the misappropriation of the trade secrets of any Third Party; and

(h) to the best of the knowledge and belief of Oncotelic, all of the data and information that Oncotelic has provided to counsel for Dragon Overseas' ultimate beneficial owner prior to the date of this Agreement relating to the Licenced Technology are accurate, and Oncotelic has not omitted therefrom any material data or information in its possession or control reasonably in advance of the date of this Agreement concerning the same that a reasonable person in the Company's position would want to have examined prior to executing this Agreement.

4.4 **Adequacy of the Licence Agreements**

Oncotelic represents and warrants to the Company that the Intellectual Property Rights to which the Company (or in the case of the US Licence Agreement, US IPCo) has a contractual right and the rights of the Company (or in the case of the US Licence Agreement, US IPCo) pursuant to the Licence Agreements together include all the rights, properties, assets, facilities and services that are necessary or desirable for the Company and US IPCo to carry on the Business after the Completion Date in the places and substantially in the manner as contemplated by the Shareholders in which the Business will be carried on by the Company and US IPCo. Oncotelic further represents and warrants to the Company that the Company will not depend in any material respect on the use of assets owned, or facilities and services provided, by Oncotelic or its Affiliates that will not be transferred to the Company or US IPCo on the Completion Date or provided pursuant to the Licence Agreements (or the US Licence Agreement in the case of US IPCo).

4.5 **Further assurance**

Oncotelic shall, or procure that its Affiliates will, at its cost execute and deliver all such instruments and other documents and to take all such actions as the Company and Dragon Overseas may from time to time request from the Completion Date and two (2) years thereafter in order to give full effect to the purposes of this Agreement, including the assignment of any Intellectual Property Rights or the creation and registration of further licence agreements in a form compliant with the laws and practices of the countries in which the Intellectual Property Rights are registered.

4.6 **No further allotments**

The grant of the US Licence Agreement, the Non-US Licence Agreement and any additional licence or assignment (including those under Clause 4.5 or 4.7) granted or assigned by Oncotelic to the Company or US IPCo shall constitute a contribution of capital by Oncotelic without any further allotment of Shares to Oncotelic. The Parties acknowledge and agree that the contribution of the US Licence Agreement and the Non-US Licence Agreement each has a value of USD 11,320,237.25, giving an aggregate value of USD 22,640,474.50.

4.7 **Assignment of the Licenced Technology**

The Parties intend that, upon request from the Company, Oncotelic will assign the Licenced Technology to the Company or another member of the Company's Group at no additional charge, on terms and conditions to be agreed between the Parties and subject to any necessary corporate approvals of Oncotelic.

4.8 **Licence or Assignment of the Other Technology**

The Parties intend that, upon request from the Company, Oncotelic will assign or licence the Other Technology to the Company or another member of the Company's Group, on terms and conditions to be agreed between the Parties and subject to any necessary corporate approvals of Oncotelic.

4.9 **Legal Opinion**

Oncotelic shall, as soon as practicable after the date of this Agreement and in any case on or before the Long Stop Date, deliver a legal opinion in relation to Delaware law from a law firm acceptable to Dragon Overseas addressed to Dragon Overseas, confirming that (i) Oncotelic is duly incorporated and validly existing under Delaware law and has the necessary corporate power to enter into the Transaction Documents and exercise its rights and perform its obligations under them; and (ii) the Transaction Documents have been duly authorised, executed by or on behalf of and delivered by Oncotelic and constitute valid and legally binding obligations of Oncotelic.

5. **EMPLOYEES**

5.1 Oncotelic shall use its best endeavours to procure, as soon as practicable after the date of this Agreement and in any case on or before the Long Stop Date, that:

(a) each Key Employee enters into an Employment Agreement with the US OpCo;

(b) each Key Employees enters into an Invention Assignment Agreement with the Company, US OpCo and US IPCo; and

(c) Vuong Ngoc Trieu, Ph. D. enters into a deed of undertaking with the Company and Dragon Overseas, in form and substance reasonably required by Dragon Overseas, pursuant to which Vuong Ngoc Trieu, Ph. D. undertakes that, prior to a Qualified IPO, he shall not directly or indirectly dispose of or otherwise Encumber any of his current or future shareholding in Oncotelic, except with the prior written consent of Dragon Overseas.

5.2 The president, general manager, legal representative and chief financial officer of the Company (or in each case, the equivalent thereof) shall be nominated by Dragon Overseas and Dragon Overseas shall have the sole discretion to decide whether the Company shall appoint a particular individual to the above-mentioned roles and the terms of any such appointment.

5.3 The Company shall employ or engage other employees or officers as appropriate, subject to Clause 11.4.

6. MANAGEMENT AGREEMENT

The Parties shall use their best endeavours to procure that, as soon as practicable after the date of this Agreement and in any case on or before the Long Stop Date, the Company enters into the Management Agreement with GMP Management Co.

7. TRANSFER OF R&D AGREEMENT

7.1 On or before the Long Stop Date:

(a) Oncotelic shall, and shall procure that the Company; and

(b) Dragon Overseas shall procure that Golden Mountain Partners, LLC and the Company,

shall duly execute and deliver the Deed of Novation.

7.2 The aggregate value of the rights and obligations under the R&D Agreement transferred by Oncotelic to the Company pursuant to Clause 7.1 amounts to USD 740,474.50, which amount is included in the figures in Clause 4.6.

7.3 Dragon Overseas shall procure that, within fifteen (15) Business Days of the occurrence of a Series A Successful Close, Golden Mountain Partners, LLC shall agree to transfer all of its rights and obligations under the R&D Agreement to the Company, for nil cost, and on such other terms as agreed between the Parties.

7.4 The transfer by Dragon Overseas of its rights and obligations under the R&D Agreement to the Company pursuant to Clause 7.3 shall satisfy all or part of any future instalment(s) of Dragon Overseas Funding that is due after the date of such transfer by the amount of USD 740,474.50. The determination of which instalment(s) such amount will be applied against shall be made by Dragon Overseas, in its absolute discretion, by notice to the Company.

8. DIPG VOUCHER

8.1 The Parties acknowledge that the US Food and Drug Administration may issue a Rare Paediatric Disease (RPD) Priority Review Voucher upon clinical approval of OT-101 Technologies for treatment of diffuse intrinsic pontine glioma (the "**DIPG Voucher**"). The Parties intend that the DIPG Voucher shall be issued to and belong to the Company or a Company Subsidiary. Oncotelic shall provide the Company or the relevant Company Subsidiary (as applicable) with all assistance reasonably requested by the Company in respect of the Company's or the relevant Company Subsidiary's application for the DIPG Voucher.

8.2 If the Company or a Company Subsidiary sells the DIPG Voucher to any person, other than a Company Subsidiary, then Oncotelic shall be entitled to receive from the Company or such Company Subsidiary (as applicable) an amount equal to the lesser of (i) fifty (50) per cent of the sales proceeds (net of any applicable transaction costs and other sales expenses) and (ii) USD50,000,000. For the avoidance of doubt, Oncotelic shall not be entitled to any payment under this Clause 8.2 to the extent that the DIPG Voucher is used by the Company or any Company Subsidiary.

9. **DRAGON OVERSEAS FUNDING**

9.1 Subject to Clause 9.2, Dragon Overseas shall pay the Dragon Overseas Funding to the Company in the amount and at the time as specified in Schedule 9 of this Agreement. Each instalment of the Dragon Overseas Funding will be made in clear funds via bank transfer to the Company. Notwithstanding the particulars in Schedule 9, the Parties agree that the contribution amount and deadline for contribution may be modified or amended by agreement in writing between the Parties.

9.2 Subject to Clauses 9.5 to 9.9 below, the obligation of Dragon Overseas to pay the Dragon Overseas Funding is conditional upon the fulfilment of the following conditions by Oncotelic to the satisfaction of Dragon Overseas, or their waiver in writing by a duly authorised representative of Dragon Overseas:

(a) In respect of the payment of all tranches of the Dragon Overseas Funding, the fulfilment by Oncotelic of its obligations under Clauses 3.2(c), 4.9 and 7.1; and

(b) In respect of the payment of all tranches of the Dragon Overseas Funding, other than the first tranche:

(i) Oncotelic having (A) rectified the chain of legal title in respect of all Oncotelic Patent Rights such that Oncotelic is the sole legal owner of such rights, (B) completed registration as the sole owner of all Oncotelic Patent Rights and (C) provided evidence of such registration that is satisfactory to Dragon Overseas;

(ii) Oncotelic having provided Dragon Overseas with copies of official documents issued by the relevant patent offices in the relevant countries evidencing Oncotelic's legal ownership of all Oncotelic Patents Rights; and

(iii) Oncotelic's legal ownership of all Oncotelic Patent Rights having been reflected in the relevant online registers of the relevant patent offices in the relevant countries.

9.3 The Shareholders agree that Dragon Overseas may (but is not obligated to) fulfil all or part of the Dragon Overseas Funding obligation by the transfer to the Company of publicly traded shares of Oncotelic by Dragon Overseas or its Affiliate. The value of the shares of Oncotelic shall be determined based on the average closing price of Oncotelic shares on the over-the-counter exchange on the five Trading Days immediately prior to the date of contribution as specified in Schedule 9. For the purposes of this Clause 9.3, "**Trading Day**" means a day on which the over-the-counter exchange is open and remains open for trading of Oncotelic shares for not less than five hours.

9.4 Any contribution of Dragon Overseas Funding (whether fulfilled in cash, in Oncotelic shares, or by the transfer of R&D Agreement pursuant to Clause 7.3) by Dragon Overseas to the Company under this Clause 9 shall constitute a contribution of capital by Dragon Overseas without any further allotment of Shares to Dragon Overseas.

9.5 If a Series A Successful Close has not occurred on or before 31 August 2022, then Dragon Overseas shall be entitled to issue a written notice to the Company to initiate the procedures specified in Clause 9.6 (a "**Funding Suspension Notice**").

9.6 Following delivery of a Funding Suspension Notice by Dragon Overseas to the Company:

(a) Dragon Overseas' obligation to provide any Dragon Overseas Funding to the Company shall be suspended, except for payment of a monthly amount of USD250,000 to the Company; and

(b) the Company shall, and shall procure each Company Subsidiary to, immediately:

(i) suspend, halt or cease all activities relating to the Business, except those as strictly necessary to maintain its status as a limited liability company in its place of incorporation or registration (if any), and as otherwise agreed by the Shareholders; and

(ii) use reasonable efforts to reduce the impact of such suspension, halting or ceasing of its activities, including making necessary arrangements with Third Parties as appropriate.

9.7 At any time after the issuance of a Funding Suspension Notice until 31 December 2023 (such period, the "**Review Period**"), Dragon Overseas shall be entitled to issue a written notice to the Company to cancel the Funding Suspension Notice ("**Cancellation Notice**"), upon which:

(a) Clause 9.6(a) shall cease to apply and Dragon Overseas' obligation to provide the Dragon Overseas Funding shall be reinstated, provided that: (i) the deadline for payment of each of the remaining instalments of the Dragon Overseas Funding shall be extended by a period equivalent to the period between the date of the Funding Suspension Notice and the Cancellation Notice; and (ii) the immediately following instalments of Dragon Overseas Funding shall be reduced by the aggregate amount (if any) paid by Dragon Overseas pursuant to Clause 9.6(a); and

(b) Clause 9.6(b) shall cease to apply and the Company shall resume operating in its ordinary course of business.

9.8 At any time during a Review Period, Dragon Overseas shall be entitled to issue a further written notice to the Company (an "**Unwind Notice**") to initiate the procedures specified in Clause 9.9. If during a Review Period, Dragon Overseas does not issue a Cancellation Notice or an Unwind Notice, then upon the expiry of the Review Period, Dragon Overseas shall be deemed to have issued an Unwind Notice to the Company.

9.9 Following delivery, or deemed delivery, of an Unwind Notice to the Company:

(a) Dragon Overseas shall cease to have any obligation to pay any Dragon Overseas Funding to the Company;

(b) Dragon Overseas shall be entitled to purchase all, but not part only, of the Shares held by Oncotelic for the total sum of USD1, and Oncotelic shall promptly take all reasonable steps requested by Dragon Overseas to effect the transfer of such Shares, including duly executing and delivering instruments of transfer and providing original share certificates in respect of such Shares to Dragon Overseas; and

(c) within fifteen (15) Business Days of the date of delivery of the Unwind Notice,

(i) Oncotelic and the Company will terminate the Non-US Licence Agreement;

(ii) Oncotelic will, and the Company will procure that US IPCo will terminate the US Licence Agreement; and

(iii) Oncotelic shall, and shall procure that the Company shall duly execute and deliver a deed of novation (on substantially the same terms as the Deed of Novation), pursuant to which the Company will transfer all of its rights and obligations under the R&D Agreement to Oncotelic,

in each case with immediate effect and without charge.

10. APPOINTMENT AND REMOVAL OF DIRECTORS

10.1 "A" Directors

(a) Dragon Overseas has the right to appoint and maintain in office three (3) Directors.

(b) Dragon Overseas may, by written notice to the Company (with a copy, for information purposes only, to Oncotelic) remove, appoint or replace a "A" Director.

(c) If Dragon Overseas ceases to hold any Shares, it must immediately remove from office any Director appointed by it with immediate effect.

10.2 "B" Directors

(a) Oncotelic has the right to appoint and maintain in office two (2) Directors.

(b) Oncotelic may, by written notice to the Company (with a copy, for information purposes only, to Dragon Overseas) remove, appoint or replace a "B" Director.

(c) If Oncotelic ceases to hold any Shares, it must immediately remove from office any Director appointed by it with immediate effect.

10.3 Effective time of appointment or removal

The appointment or removal of a Director under Clause 10.1(b) or 10.2(b) takes effect from the date the Company receives the relevant notice, or any later date specified in that notice.

10.4 No other Directors

The Company will have no Directors other than the "A" Directors and the "B" Directors and any alternate(s) validly appointed under Clause 10.5.

10.5 Alternates

(a) A Director is entitled to appoint one alternate at any time to act on his behalf as a Director and such alternate will, unless he is another Director, require the prior written approval of the other Directors (such approval not to be unreasonably withheld or delayed).

(b) An alternate Director is entitled to receive notice of all meetings of the Board, to attend and vote at any such meeting at which the Director appointing him is not personally present and to exercise and discharge all the functions, powers and duties of his appointor as a Director.

(c) An alternate Director must automatically vacate his office as an alternate if the Director who appointed him ceases to be a Director, and the Shareholder which appointed the Director must procure that this happens.

10.6 No remuneration

No Director will be entitled to any remuneration in his capacity as a Director.

10.7 Shareholder's indemnity on removal

A Shareholder who removes a Director from office must indemnify the other Shareholder and the Company (as appropriate) against all losses, liabilities and costs which they, or either of them, may incur as a result.

10.8 Directors of Company Subsidiaries

Dragon Overseas and Oncotelic shall have the same rights and obligations as set forth in this Clause 10 when appointing and removing directors (or equivalent positions) of any Company Subsidiary.

11. **CONDUCT OF THE BUSINESS**

11.1 Purpose

(a) The purpose of the Company is to carry on the Business. The Business will be conducted in accordance with the terms of this Agreement and the Business Plan and otherwise in a manner consistent with promoting and developing it to the best advantage of the Company.

(b) Each Shareholder agrees to exercise the voting and other rights attaching to its Shares and its rights under this Agreement to procure that the Board will determine the general policy of the Company in respect of the carrying on of the Business in accordance with the provisions of this Agreement and of the Articles.

(c) Each Shareholder undertakes to the other Shareholder that if, during the continuance of this Agreement, there shall be any conflict between the provisions of this Agreement and the provisions of the Articles, then as among the Shareholders, the provisions of this Agreement shall prevail during such continuance and the Shareholders shall, where appropriate, take such steps and adopt such measures as are needed to conform the Articles to the provisions of this Agreement.

(d) Each Shareholder undertakes to the other Shareholder that it shall:

(i) subject to clauses 11.1(e) and 11.1(f), exercise its rights and powers under this Agreement and as a holder of Shares to ensure that the provisions of this Agreement and of the Articles are complied with;

(ii) so far as it lawfully permissible, procure any Director nominated by it to act and vote in relation to the affairs of the Company to ensure that the Business and all the affairs of the Company are carried on in a proper manner in the way that it considers, in good faith, would be most likely to facilitate the effective decision making of and promote the success of the Company and to resolve the matters of the Company amicably and effectively for the benefit of the Shareholders as a whole; and

(iii) use their respective reasonable endeavours (with no obligation to incur any costs unless expressly stated in this Agreement) in assisting the Company in undertaking its Business.

(e) Dragon Overseas will use reasonable endeavours to provide the Company with reasonable assistance to facilitate a potential future Qualified IPO and to provide other support to the Company for the purpose of obtaining working capital and

preparation of the potential future Qualified IPO on terms and conditions to be agreed and accepted by Dragon Overseas.

(f) Oncotelic will provide the Company with all necessary guidance and assistance, including advising, supervision and education of the Company and its personnel, in relation to the Licence Agreements and Intellectual Property Rights as required by the Company in achieving the Business.

11.2 **Tax residency**

The Parties intend that at all times following Completion the Company shall be tax resident in Hong Kong. The Parties agree to take all actions, steps or proceedings that are necessary or desirable to ensure that the Company's Hong Kong tax residency is obtained and maintained at all times following Completion.

11.3 **Dealings with Shareholders**

All transactions entered into between a Shareholder or a member of its Group and the Company must be conducted in good faith and on the basis set out or referred to in this Agreement or, if not provided for in this Agreement, as may be agreed by the Shareholders and the Company and, in the absence of such agreement, on an arm's length, commercial basis and in any case, subject to and in accordance with Clause 11.4.

11.4 **All Approvals obtained**

The Company shall, at all times, obtain and maintain each Approval required, and procure that the Approvals remain valid and effective, to enable it:

(a) to conduct its Business in accordance with applicable law and effectively in the manner and in the places in which it contemplates to conduct; and

(b) to own, operate or use any of its assets in accordance with applicable law and effectively in the manner and in the places in which they are currently owned, operated or used.

11.5 **Management of the Company and Board decisions**

(a) The Board has responsibility for the supervision and management of the Company and its business.

(b) Except as provided by Clause 11.5(c), matters arising at any meeting of the Board will be resolved by a majority of votes, and on each occasion of the Directors exercising their votes, the "A" Director(s) present will (together) have 3 votes and the "B" Director(s) present will (together) have 2 votes.

(c) The Board must not take, and must procure that neither the Company nor any Company Subsidiary takes, any action in respect of a Board Reserved Matter unless:

(i) it has first been approved by Directors exercising a majority of votes at a meeting of Directors or by a written resolution signed by a majority of the Directors; or

(ii) to the extent undertaken by GMP Management Co on behalf of the Company or any Company Subsidiary pursuant to the authority and responsibility granted to GMP Management Co under the Management Agreement.

(d) Each Shareholder must use its reasonable endeavours to ensure that any meeting of the Board has the requisite quorum.

11.6 **Frequency and method of calling Board meetings**

(a) Board meetings must be held at least four (4) times a year and at not more than three (3) monthly intervals.

(b) Ten (10) clear Business Days' written notice must be given to each of the Directors of all Board meetings (unless there are exceptional circumstances or at least one "A" Director and one "B" Director agree to shorter notice).

(c) A notice of a Board meeting must specify a reasonably detailed agenda and be accompanied by any relevant papers. If any matter is not identified in reasonable detail, the matter must not be considered by the Board unless all the Directors present agree.

(d) In addition to meetings convened in accordance with Clause 11.6(a), a meeting of the Board may be requested by any Director at any time, provided that such meeting is convened in accordance with Clauses 11.6(b) and (c).

11.7 **Quorum for Board meetings**

(a) The quorum necessary for the transaction of any business by the Board is one (1) "A" Director and one (1) "B" Director both present at the commencement and throughout the whole of the meeting.

(b) If a quorum is not present within 30 minutes of the time when the meeting should have started, or, if during the meeting, there is no longer a quorum, the meeting must be adjourned and reconvened for the date being five (5) Business Days after, and at the same time and place as, the meeting in question. At such reconvened meeting, if a quorum is not present within 30 minutes of the time when the meeting should have started, any two "A" Directors will be a quorum.

11.8 **Chairman**

The Chairman will be one of the "A" Directors as nominated by the "A" Directors from time to time. The Chairman does not have a casting vote at meetings of the Board or meetings of Shareholders.

11.9 **Shareholder meetings**

Shareholder meetings will be governed by the Articles. Each Shareholder must use its reasonable endeavours to ensure that any meeting of Shareholders has the requisite quorum.

12. **FUNDING**

No Shareholder shall have any obligation to contribute to the financing of the Company, any Company Subsidiary or their respective Business, except as expressly provided in this Agreement.

13. **BUDGET AND BUSINESS PLAN**

13.1 A Budget must include:

(a) a cash flow statement giving:

(i) an estimate of the working capital requirements of the Company; and

(ii) an indication of the amount (if any) that it is considered prudent to retain for the purpose of meeting the requirements referred to in Clause 13.1(a)(i), out of the Company's profits (if any) of the previous Financial Year that are legally available for distribution to shareholders;

(b) a semi-annually projected profit and loss account;

(c) an operating budget (including capital expenditure requirements) and balance sheet forecast;

(d) a management report giving business objectives for the year; and

(e) a financial report which must include an analysis of the estimated results of the Company for the previous Financial Year compared with the Budget for that year, identifying variations in sales revenues, costs and other material items.

13.2 On Completion Date, the Shareholders shall procure the Company adopts the Initial Budget and the First Business Plan in a Board meeting held by the Directors in accordance with Clause 3.2(d).

13.3 In each subsequent Financial Year, the Company must prepare or procure the preparation of a draft Budget for the next Financial Year which must be submitted to the Board for approval at least ninety (90) days before the end of the Financial Year in which it is prepared. If a draft Budget is not approved by the Board by the requisite majority, the current Budget will continue to apply until such time as the draft Budget is otherwise resolved except that all financial amounts in the current Budget must be adjusted to reflect changes in the Hong Kong Retail Price Index during the Financial Year of the current Budget.

13.4 In each subsequent three (3) year period, the Company must prepare or procure the preparation of a draft Business Plan for such relevant three (3) year period which must be submitted to the Board for approval at least ninety (90) days before the start of the period in which it is prepared.

14. REPRESENTATIONS AND WARRANTIES

14.1 Each Shareholder represents and warrants to the other Shareholders that:

(a) it is duly incorporated under the laws of the jurisdiction of its incorporation;

(b) it has the power to enter into, and to exercise its rights and to perform its obligations under, this Agreement;

(c) it has taken all necessary action to authorise the execution of, and the performance of its obligations under, this Agreement;

(d) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action;

(e) the obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable;

(f) neither the execution nor performance of this Agreement will contravene any provision of:

(i) any existing law, treaty or regulation;

(ii) its memorandum or articles of association or constitutional documents; or

(iii) any obligation (contractual or otherwise) which is binding upon it, or upon any of its assets;

(g) all consents, licences, approvals or authorisations of, and all exemptions or declarations by or registrations with, any Governmental Authority (including a business registration, tax registration certificate, certificate of incorporation, intellectual property registration, as applicable), required by it in connection with this Agreement have been obtained or made, are valid and subsisting and shall not be contravened by the execution or performance of this Agreement;

(h) neither its execution nor performance of this Agreement shall result in the creation of, or oblige it to create or permit to subsist, an Encumbrance over any of its present or future assets or revenues;

(i) the Shares to be transferred to or subscribed for by it shall not, upon or after such transfer or subscription, become subject to any Encumbrance (other than those Encumbrances specified in this Agreement or the Articles); and

(j) neither it nor any member of its Group (in the case of Oncotelic, excluding Edgepoint AI Inc., Oncotelic Inc., PointR Data Inc., Oxigene Europe AB, and Symphony ViDA, Inc.) is subject to any Insolvency Event.

14.2 Each Shareholder further undertakes to the other Shareholders that:

(a) it shall perform its obligations under this Agreement in accordance with applicable laws;

(b) neither the performance of its obligations nor the use or enjoyment of the benefit of that performance by the other party in accordance with this Agreement or the Licence Agreements shall infringe the Intellectual Property Rights of any person;

(c) it shall obtain and secure compliance with all necessary consents, licences and approvals of any relevant third parties in connection with the terms of this Agreement; and

(d) it shall perform its obligations using suitably qualified and experienced, adequately trained and supervised personnel.

15. INDEMNITY

Each Shareholder will defend, indemnify and hold harmless the Company and the other Shareholders against all and any loss or liability arising out of or in connection with the Shareholder’s breach of this Agreement (including any breaches of the representations and warranties given herein) and/or applicable laws.

16. ACCOUNTS, AND ACCESS TO INFORMATION

16.1 Duty to maintain records

The Company must at all times maintain accurate and complete accounting and other financial records including all corporation tax computations and related documents and correspondence with all relevant tax authorities in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable in Hong Kong.

16.2 **Company to provide financial information to Shareholders**

The Company must supply each Shareholder with:

(a) a copy of the Budget and Business Plan, as approved in accordance with Clause 13;

(b) a copy of the audited accounts of the Company (consolidated if needs be), prepared in accordance with all applicable laws and the generally accepted accounting principles in Hong Kong, within two (2) weeks of their being approved by the Board;

(c) quarterly management accounts (including a profit and loss account, a balance sheet and a cash flow statement) of the Company and any Company Subsidiary within ten (10) Business Days of the end of the quarter to which they relate (the first such day being the first Business Day of the following quarter); and

(d) any other information reasonably requested by either Shareholder.

16.3 **Shareholders entitled to copies**

The Company must promptly, on receipt of a written request by a Shareholder, provide that Shareholder with copies of such documents, information and correspondence (at the cost of the Shareholder making the request) which that Shareholder requires to enable it to comply with any filing, elections, returns or any other requirements of any tax or regulatory authority.

16.4 **Access to financial information by Shareholders**

The Company must allow each Shareholder, on reasonable notice and during usual office hours, access to examine and take copies (at the expense of the Shareholder seeking access) of the books and records of the Company.

17. **INITIAL PUBLIC OFFERING**

17.1 If at any time the Directors desire to cause:

(a) a transfer of all or a substantial portion of the assets of the Company or the Shares, in either case, to a newly incorporated entity or other business entity (an "**IPO Entity**");

(b) a merger or consolidation of the Company into or with an IPO Entity; or

(c) another restructuring of all or substantially all of the assets or Shares of the Company into an IPO Entity,

in any such case in anticipation of or otherwise in connection with a Qualified IPO, Oncotelic shall take such steps to effect such transfer, merger, consolidation, conversion or other restructuring as may be reasonably requested by the Directors, including executing and delivering all agreements, instruments and documents as may be reasonably required and transferring or tendering such Shares to an IPO Entity in exchange or consideration for shares of capital stock or other equity interests of the IPO Entity, determined in accordance with the valuation procedures set forth in Clause 17.2.

17.2 In connection with a transaction described in Clause 17.1, the Directors shall, in good faith but subject to the following, determine the fair market value of the assets or Shares transferred to, merged with or converted into shares of the IPO Entity, the aggregate fair market value of the IPO Entity and the number of shares of capital stock or other equity

interests to be issued to each Shareholder in exchange or consideration therefor. In determining fair market value as referred to in this Clause 17.2:

(a) the offering price of the Qualified IPO shall be used by the Directors to determine the fair market value of the capital stock or other equity interests of the IPO Entity; and

(b) the distributions that the Shareholders would have received with respect to their Shares if the Company were dissolved, its affairs wound up and distributions made to the Shareholders shall determine the fair market value of the Shares. In addition, any Shares to be converted into or redeemed or exchanged for shares of the IPO Entity shall receive shares with substantially equivalent economic, governance, priority and other rights and privileges as in effect immediately prior to such transaction (disregarding the tax treatment of such transaction).

17.3 Oncotelic agrees that if the Company or an IPO Entity (as applicable) seeks shareholder approval of a proposed Qualified IPO, then in connection with such proposed Qualified IPO, it shall vote any Shares owned by it in favour of such proposed Qualified IPO.

18. PROHIBITION ON SHARE TRANSFERS

18.1 Oncotelic must not, and must not agree to, assign, transfer, mortgage, charge, pledge or otherwise dispose of or Encumber in any manner whatsoever and whether in whole or in part its legal or beneficial interest in its Shares unless it:

(a) is expressly permitted or required under this Agreement; or

(b) has the prior written consent of Dragon Overseas.

18.2 For the avoidance of doubt, Dragon Overseas (and its assignees and successors) is permitted to assign, transfer, mortgage, charge, pledge or otherwise dispose of or Encumber in any manner whatsoever and whether in whole or in part its legal or beneficial interest in its Shares to any third parties without prior notice or approval by the other Shareholders, provided that the transferee executes a Deed of Adherence.

19. PERMITTED TRANSFERS TO GROUP MEMBERS

19.1 Shareholders may transfer to Group members

A Shareholder (other than Dragon Overseas (or its assignees and successors), for whom Clause 18.2 applies) may transfer all or part of its Shares to a member of its Group if:

(a) it gives the other Shareholder not less than thirty (30) days' prior written notice; and

(b) before the transfer:

(i) the transferee executes a Deed of Adherence; and

(ii) the transferor agrees with the remaining Parties to this Agreement on terms reasonably satisfactory to them to guarantee all the obligations and liabilities of the transferee under this Agreement by which it is bound by its execution of the Deed of Adherence referred to in Clause 19.1(b)(i).

19.2 **Action if transferee ceases to be a Group member**

If a Shareholder who holds Shares transferred to it under Clause 19.1 or this Clause 19.2 is about to cease to be a member of the Group to which it belonged at the time of such transfer it must:

(a) immediately notify the Company and the other Shareholder of such fact;

(b) before it ceases to be a member of that Group, transfer all the Shares it holds to another member of that Group; and

(c) before the transfer procure that:

(i) the transferee executes a Deed of Adherence; and

(ii) a guarantee reasonably acceptable to the remaining parties to this Agreement is obtained to guarantee all the obligations and liabilities of the transferee under this Agreement by which it is bound by its execution of the Deed of Adherence referred to in sub paragraph (i) above.

20. **RIGHT OF FIRST REFUSAL**

20.1 **Requirement for an Offer Notice**

If Oncotelic (or its assignees or successors) (the "**Seller**") wishes to transfer any interest in any of its Shares in the Company (the "**Transfer**") to a bona fide third party purchaser (the "**Buyer**"), it shall first issue a written notice complying with Clause 20.2 (the "**ROFR Offer Notice**") to Dragon Overseas, copied to the Company.

20.2 **Contents of ROFR Offer Notice**

The ROFR Offer Notice must set out the details of the proposed Transfer, including:

(a) the number of Shares which the Seller proposes to Transfer (the "**Offered Shares**");

(b) the price per Share of the Offered Shares offered by the Buyer for the Sale Shares (the "**Sale Price**"); and

(c) the terms and conditions of sale (including any warranties, representations and indemnities).

20.3 **ROFR Offer Notice is irrevocable**

A ROFR Offer Notice once given is irrevocable and may not be varied. A ROFR Offer Notice may not be given in circumstances where a Compulsory Transfer Notice has been given or has been deemed given under this Agreement.

20.4 **Effect of service of ROFR Offer Notice**

Service of a ROFR Offer Notice constitutes an offer by the Seller to sell the Offered Shares to the Dragon Overseas at the Sale Price. Dragon Overseas has twenty (20) Business Days from the date of a ROFR Offer Notice (in this Clause 20, the "**Acceptance Period**") to notify the Seller in writing whether it:

(a) will purchase the Offered Shares at the Sale Price; or

(b) will not purchase the Offered Shares.

If Dragon Overseas does not notify the Seller as set out above before the expiry of the Acceptance Period, it is deemed to have declined the offer.

20.5 **Seller bound to sell to Dragon Overseas**

If Dragon Overseas gives notice to the Seller in accordance with Clause 20.4(a) that it will purchase the Offered Shares at the Sale Price, the Seller must transfer the Offered Shares to Dragon Overseas at that price and otherwise on the terms of Schedule 5.

20.6 **Effect of Dragon Overseas declining offer**

(a) If, under Clause 20.4, Dragon Overseas declines, or is deemed to have declined, the offer to purchase the Offered Shares, the Company shall have a right to redeem all the Offered Shares at the Sale Price.

(b) In the event that the Company does not exercise the right to redeem the Offered Shares in accordance with 20.6(a) above, the Seller may, provided that the Buyer first executes a Deed of Adherence, sell and transfer the Offered Shares at any time within the period of three (3) months (such period starting on the day immediately after the end of the Acceptance Period) to the Buyer on the terms set out in the ROFR Offer Notice.

21. **PRE-EMPTIVE RIGHT IN RELATION TO ISSUANCE OF NEW SHARES**

21.1 **Issuance of new Shares**

If the Company proposes to allot or issue further shares (the "**Issued Shares**"), such Issued Shares shall first be offered to Dragon Overseas on a pre-emptive basis at a price and upon the terms determined by the Board. The Company shall serve a written notice (the "**Issuing Notice**") to Dragon Overseas, setting forth the price at which, and the terms on which, the Issued Shares are being offered.

21.2 **Dragon Overseas pre-emptive rights**

Dragon Overseas shall have fourteen (14) days from the date of receiving the Issuing Notice (the "**Pre-emptive Right Exercise Period**") to notify the Company in writing of its intention to purchase all or any part of the Issued Shares and shall enter into a subscription agreement with the Company in accordance therewith on such terms as then agreed by the Board.

21.3 **Offer to third party**

Any Issued Shares which are not subscribed for by Dragon Overseas in accordance with this Clause 21 may be offered by the Company to the other Shareholders or a third party at the price and on terms no more favourable than in the Issuing Notice, subject to the unanimous consent of the Shareholders and provided that in the case of a third party (the "**Allottee**"), such Allottee will enters into a Deed of Adherence (which will be revised to reflect the fact that the Allottee is being allotted Issued Shares and references to the transfer of Shares in the Deed of Adherence shall be amended accordingly) with the Company.

22. **COMPULSORY TRANSFERS**

22.1 **Compulsory Transfer Events**

A "**Compulsory Transfer Event**" occurs in respect of a Shareholder if that Shareholder:

(a) is subject to an Insolvency Event;

(b) in the case of Oncotelic, is subject to a Change of Control; or

(c) commits a Material Breach.

22.2 The Defaulting Shareholder and Non-defaulting Shareholder

For the purpose of this Clause 22:

(a) the Shareholder who is the subject of a Compulsory Transfer Event is the "**Defaulting Shareholder**"; and

(b) the other Shareholder is the "**Non-defaulting Shareholder**".

22.3 Effect of Compulsory Transfer Event

On the occurrence of a Compulsory Transfer Event, other than a Material Breach, the Defaulting Shareholder must immediately serve on the Non-defaulting Shareholder a notice setting out brief details of the Compulsory Transfer Event (a "**Compulsory Transfer Notice**").

22.4 Compulsory Transfer Notice constitutes offer to sell

Service (or deemed service under Clause 23.3) of a Compulsory Transfer Notice constitutes an offer by the Defaulting Shareholder to sell all of its Shares (the "**Default Shares**") to the Non-defaulting Shareholder at the Compulsory Transfer Price or the Default Fair Price (the "**Compulsory Transfer Offer**").

22.5 The Compulsory Transfer Price

The "**Compulsory Transfer Price**" is the price which the Shareholders agree to be the fair value of the Default Shares.

22.6 The Default Fair Price

If the Shareholders fail to agree the Compulsory Transfer Price within twenty (20) Business Days of the date of the Compulsory Transfer Notice, the Shareholders must refer the matter to an Expert to determine the fair price of the Default Shares in accordance with Schedule 4 (the "**Default Fair Price**").

22.7 Concluding the offer at the Compulsory Transfer Price

If the Shareholders agree the Compulsory Transfer Price under Clause 22.5, the Defaulting Shareholder must transfer the Default Shares to the Non-defaulting Shareholder at such price and otherwise on the terms of Schedule 5.

22.8 Concluding the offer at the Default Fair Price

(a) If the matter is referred to an Expert under Clause 22.6, the Non-defaulting Shareholder has ten (10) Business Days from the date of the Expert's Certificate to give notice to the Defaulting Shareholder that it:

(i) will purchase the Default Shares at the Default Fair Price; or

(ii) will not purchase the Default Shares at the Default Fair Price.

(b) If the Non-defaulting Shareholder notifies the Defaulting Shareholder under Clause 22.8(a)(i), the Defaulting Shareholder must transfer the Default Shares to

the Non-defaulting Shareholder at the Default Fair Price and otherwise on the terms of set out in Schedule 5.

(c) If the Non-defaulting Shareholder notifies the Defaulting Shareholder under Clause 22.8(a)(ii) or does not notify the Defaulting Shareholder under Clause 22.8(a)(i) or (ii) before the expiry of the time period referred to in Clause 22.8(a), the Compulsory Transfer Offer lapses.

23. BREACH

23.1 Effect of breach

If a Shareholder (the "**Breaching Shareholder**") commits a breach of this Agreement or any agreement between the Breaching Shareholder and the Company or a Company Subsidiary, the other Shareholder the "**Non-breaching Shareholder**") may serve notice upon the Breaching Shareholder specifying the breach in reasonable detail (a "**Breach Notice**").

23.2 Effect of service of a Breach Notice

On receipt of a Breach Notice, the Breaching Shareholder must:

(a) immediately stop the breach or procure that it is stopped; and

(b) remedy the breach to the reasonable satisfaction of the Non-breaching Shareholder within thirty (30) days from the date of the Breach Notice (or such other period as may be agreed between the Breaching Shareholder and the Non-breaching Shareholder) (the "**Remedy Period**").

23.3 Material Breaches

On the occurrence of a Material Breach, the Non-breaching Shareholder may within the period of thirty (30) days from the date it became aware of the Material Breach serve notice on the Breaching Shareholder of the Material Breach (a "**Material Breach Notice**"). On service of a Material Breach Notice, the Breaching Shareholder is deemed to have served a Compulsory Transfer Notice dated with the same date as the Material Breach Notice and the provisions of Clause 22 have effect.

24. DURATION

24.1 When Agreement terminates

This Agreement terminates:

(a) when the Shares are no longer held by two or more persons who are members of different Groups; or

(b) when a resolution is passed by the shareholders or creditors, or an order made by a court or other competent body or person instituting a process that must lead to the Company being wound-up and its assets being distributed among the Company's creditors, shareholders or other contributors.

24.2 Rights and obligations of departing Shareholders

A Shareholder ceases to have any further rights or obligations under this Agreement on ceasing to hold any Shares except in relation to those provisions which are expressed to continue in force and provided that this Clause will not affect any of the rights or liabilities

of any Parties in connection with any breach of this Agreement which may have occurred before that Shareholder ceased to hold any Shares.

24.3 **Prior rights**

Termination of this Agreement does not affect any rights or liabilities that the Parties have accrued under it.

25. **WINDING-UP**

25.1 **Application of this Clause**

This Clause applies where the Shareholders agree in writing that the Company (or any Company Subsidiaries) be wound-up.

25.2 **Conduct of Shareholders on a winding-up**

The Shareholders must agree a suitable basis for dealing with the interests and assets of the Company (or any Company Subsidiary, as applicable) and must endeavour to ensure that:

(a) all existing contracts of the Company (or the Company Subsidiary, as applicable) are performed to the extent that there are sufficient resources;

(b) the Company (or the Company Subsidiary, as applicable) does not enter into any new contractual obligations; and

(c) the Company (or the Company Subsidiary, as applicable) is dissolved and its assets are distributed as soon as practical.

25.3 **Putting the Company into liquidation**

The Shareholders must procure that:

(a) at the earliest practicable date their appointees on the Board make or concur in the making of a statutory declaration of solvency in the terms mentioned in the Companies Act (if the state of the Company's affairs admits to the making of such declaration) and pass the necessary resolutions confirming the statement of the Company's assets and liabilities as well as recommending to the Shareholders that the Company's affairs be wound-up and the Company placed into voluntary liquidation as expeditiously as possible; and

(b) subsequently:

(i) the liquidator is a member of the Hong Kong Institute of Chartered Public Accountants acceptable to the Shareholders or, in default of agreement, nominated at the request of any Shareholder by the President for the time being of such Institute; and

(ii) convene a general meeting for the purpose of passing (and each Shareholder must vote in favour of) a special resolution to place the Company in members' voluntary liquidation (if such a declaration as is mentioned in Clause 25.3(a) has been made), and take all other requisite steps to place the Company in members' voluntary liquidation; or

(c) where the state of the Company's affairs does not admit the making of a declaration as referred to in Clause 25.3(a), their appointees on the Board convene at the

earliest practicable date a general meeting for the purpose of passing a special resolution to place the Company in liquidation by making a winding-up petition to the Grand Court of the Cayman Islands, and take all other requisite steps to place the Company in official liquidation in accordance with the Companies Act and applicable Cayman laws.

25.4 **Retention of proprietary information**

Where any Party is required by any law, regulation or governmental or regulatory authority to retain any information (or copies of such information) of another Party (or any Company Subsidiary), it must notify that party (or the relevant Company Subsidiary) in writing of such retention giving details of the information that it has been required to retain.

26. **RESTRICTIONS ON THE SHAREHOLDERS**

26.1 **Definitions**

In this Clause:

(a) "**Customer**" means:

(i) any person who is an actual customer, client, partner, counterparty or strategic investor of the Company or a Company Subsidiary; or

(ii) any person who is a prospective customer, client, partner, counterparty or strategic investor with whom the Company or a Company Subsidiary or any person on behalf of the Company or a Company Subsidiary actively engaged in discussions with, pitched, marketed, or made or took specific action to make a proposal (including, but not limited to, responding to a request for information or a request for proposal);

(b) "**Restricted Area**" means the entire world;

(c) "**Restricted Business**" means (i) the discovery, development and/or commercialisation of TGF-beta therapeutics against any pharmaceutical indications, and (ii) any other Business as carried on by the Company and each Company Subsidiary as pertaining to the pharmaceutical sales and marketing of TGF-beta drugs;

(d) "**Restricted Employee**" means an employee, agent, independent contractor or other worker of the Company or any Company Subsidiary, whether paid or unpaid, (including a Key Employee);

(e) "**Restricted Period**" means:

(i) any time when the party in question is a Shareholder; and

(ii) the period of two (2) years after the party in question ceases to be a Shareholder; and

(f) a reference to a person being concerned or interested in a Restricted Business or doing any act or thing "in any capacity" includes being concerned or interested or doing that act or thing:

(i) for its own account or for the account of another person;

(ii) independently or jointly with another;

(iii) directly or indirectly; or

(iv) as shareholder, principal, partner, director, employee, contractor or agent.

26.2 **Restrictions on each Shareholder**

Each Shareholder agrees with the Company and the other Shareholder that, except with the prior written permission of the other Shareholder, no Shareholder or any member of a Shareholder's Group may directly or indirectly and whether as principal or agent):

(a) at any time during a Restricted Period engage in or operate or be concerned or interested in a Restricted Business, or encourage or assist another person to engage in or operate or be concerned or interested in a Restricted Business, within the Restricted Area.

(b) at any time during a Restricted Period:

(i) solicit for business from, provide services to, seek to obtain orders from, accept orders from or otherwise engage in or do business with a Customer for the supply of any goods or services substantially similar to or otherwise competing with those supplied by the Company or a Company Subsidiary in the normal course of the Restricted Business;

(ii) solicit, encourage, induce or seek or attempt to solicit, encourage, induce, or otherwise knowingly cause a Customer to: (A) stop being, or not become, a client, customer, partner, counterparty or strategic investor of the Company or a Company Subsidiary; or (B) reduce the amount of business of such Customer with the Company or Company Subsidiary, change the terms on which it deals with the Company or a Company Subsidiary, or otherwise alter such business relationship in a manner adverse to the Company or a Company Subsidiary;

(iii) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between the Company or a Company Subsidiary and any Customer;

(iv) divert any business with any Customer from the Company or a Company Subsidiary; or

(v) interfere with or disrupt, or attempt to interfere with or disrupt, a vendor, supplier, distributor, agent or other service provider of the Company for a purpose competitive with the Company or a Company Subsidiary;

(c) at any time during the Restricted Period solicit or entice away or knowingly encourage a Restricted Employee to leave the employment of the Company or a Company Subsidiary (whether or not the employee would by reason of so leaving commit a breach of his or her employment contract);

(d) at any time during a Restricted Period use or interfere with the use by the Company or a Company Subsidiary or any of their licensees of the name "GMP Biotechnology" or any other name which in the Company's reasonable opinion is capable of confusion with that name, whether by using or interfering with the use of that name as part of a corporate name, trade or business name, domain name, trade mark or otherwise; or

(e) encourage or induce others to, whether directly or indirectly, make, publish or communicate to any person or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Company or a Company Subsidiary or each of their businesses, services or products, or any of its employees, officers, shareholders, advisors, or any member of the board of directors.

26.3 **Shareholders to ensure Shareholders' Group comply**

Each Shareholder must procure that each member of their respective Group comply with Clause 26.2.

26.4 **Restrictions to be construed independently**

Each of the restrictions contained in Clause 26.2 is to be construed independently of the other restrictions.

26.5 **Reasonableness of restrictions and severance**

(a) The Parties consider that the restrictions contained in Clause 26.2 (both separately and taken together) are no greater than is reasonable and necessary for the protection of the Company's legitimate interests.

(b) If any restriction contained in Clause 26.2 is held to be invalid or unenforceable but would be valid and enforceable if part of the wording of the restriction is deleted or the Restricted Period is shortened or the Restricted Business or Restricted Area is reduced in scope, the restriction applies with such modification as is necessary to make it valid and enforceable.

27. **STATUS OF AGREEMENT**

27.1 **Shareholders to give effect to the agreements**

The Shareholders must execute and perform all such deeds, documents, assurances, acts and things and exercise all powers and rights available to them, including the convening of all meetings and the giving of all waivers and consents and passing of all resolutions reasonably required to ensure that the Shareholders, the Directors appointed by them (and any alternate Directors) and, so far as any obligations are expressed to be imposed on them, the Company and any Company Subsidiaries give effect to the terms of this Agreement and the Transaction Documents.

27.2 **Conflict with Articles**

Without prejudice to Clause 27.1, the Shareholders agree that if any provision in the Articles conflicts with any provision of this Agreement:

(a) this Agreement will prevail; and

(b) the Shareholders must exercise their powers of voting and any other rights and powers they have to amend, waive or suspend the conflicting provision to the extent necessary to permit the Company and the Business to be carried on as provided by this Agreement.

28. CONFIDENTIALITY AND ANNOUNCEMENTS

28.1 Confidential Information

"**Confidential Information**" means all or any information of a confidential nature disclosed (whether before or after the date of this Agreement) by or on behalf of one Party and all information concerning the business or property of the Company or a Company Subsidiary or any business, property or transaction in which the Company or a Company Subsidiary may be or may have been concerned or interested and, in each such case, this includes the terms of this Agreement, the negotiations relating to this Agreement, the subject matter of this Agreement and the involvement of the Parties in the transactions contemplated by this Agreement.

28.2 Confidentiality undertaking

Except as provided in Clauses 28.4 or 28.5 or otherwise by this Agreement, each Party must:

(a) keep the others' Confidential Information strictly confidential;

(b) not use, reproduce or record in any medium or form any of the other's Confidential Information except to the extent that it is strictly necessary for the proper purposes of this Agreement; and

(c) not disclose the others' Confidential Information to any third party.

28.3 Announcements

Except as provided by Clause 28.4 or 28.5, a Party must not, without the prior written consent of the other Parties:

(a) release any press statement regarding its relationship with any other;

(b) disclose any of the provisions of this Agreement; or

(c) make any announcement relating to the relationship of the Parties.

28.4 Permitted disclosures

Each Party may disclose Confidential Information to those of its directors, employees and professional advisers who in each case reasonably require the information for the purposes of this Agreement, performing their respective obligations under this Agreement and/or enjoying their respective rights and benefits under this Agreement, and each Party must place all such persons to whom it permits access to such information under obligations equivalent to those placed upon that Party under this Clause 28 and must take all steps open to it to enforce such obligations.

28.5 Exceptions

The obligations of confidentiality and restrictions on announcements and public statements imposed in this Clause 28 do not apply to any Confidential Information:

(a) that the recipient is required to disclose, or to any announcement or public statement which a Party is required to make, by any applicable law or by any competent authority (including any tax authority and the rules of any relevant stock exchange or listing authority) provided that the Party making such disclosure notifies the other Parties before (or if that is not practicable, immediately after) such

disclosure is made and makes reasonable attempts to ensure that the information is treated as confidential by such authority;

(b) which the recipient can reasonably demonstrate is in the public domain otherwise than by a breach of this Agreement by the disclosing Party or by any person subject to an obligation of confidentiality provided that the filing of this Agreement in accordance with any competition legislation will not be deemed to bring the contents hereof into the public domain;

(c) which is already known to the recipient (as evidenced by its written records) at the date of disclosure and was not acquired directly or indirectly from the disclosing Party;

(d) which is required to be disclosed by a court order after reasonable attempts have been made via legal remedies, to prevent such disclosure; or

(e) which is disclosed to a potential purchaser to whom the disclosing Party is entitled to sell its Shares in accordance with the provisions of this Agreement, provided that before any Confidential Information is disclosed, such potential purchaser enters into appropriate confidentiality undertakings.

29. NO PARTNERSHIP

The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them. No party has the right to enter into any binding or otherwise agreement or commitment on behalf of any other.

30. ASSIGNMENT NOT PERMITTED

Except as expressly provided by this Agreement, none of the rights or obligations under this Agreement may be assigned, delegated, transferred or otherwise disposed of.

31. NOTICES

31.1 Method of giving a notice or other communication

A notice, permission or other communication under or in connection with this Agreement must be:

(a) in writing;

(b) in English;

(c) signed by or on behalf of the person giving it;

(d) dated with the date it is served/given; and

(e) delivered by hand or sent by recorded delivery post or by email to the relevant Party to the contact, address and email address set out in Clause 31.2 (or if otherwise notified by the relevant person under Clause 31.6 to such other contact, address and/or email address as has been so notified).

31.2 Addresses

The contact, address and email address for each Party is (unless otherwise notified under Clause 31.6):

(a) in the case of Dragon Overseas as follows:

Address: c/o Conyers Corporate Services Limited, 29th Floor, One Exchange Building, 8 Connaught Place, Central, Hong Kong

Email: clintonteng@gmail.com

Attention: Clinton Teng

Telephone: +852 6100 6688

(b) in the case of Oncotelic, as follows:

Address: 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301

Email: vtreiu@oncotelic.com

Attention: Vuong Ngoc Trieu

Telephone: +1 650-635-7000

(c) in the case of the Company, as follows:

Address: c/o Conyers Corporate Services Limited, 29th Floor, One Exchange Building, 8 Connaught Place, Central, Hong Kong

Email: clintonteng@gmail.com

Attention: Clinton Teng

Telephone: +852 6100 6688

31.3 **Time that notice or communication is deemed given**

Unless there is evidence that it was received earlier, a notice or other communication that complies with Clause 31.1 is deemed given:

(a) if delivered by hand, at the time of delivery, except as provided in Clause 31.4;

(b) if sent by recorded delivery post, at 9.00 am on the second Business Day after the day of posting;

(c) if sent by overseas signed for post, at 9.00 am on the fifth Business Day after the day of posting;

(d) if sent by email, at the time of its transmission, except as provided in Clause 31.4.

31.4 **Effect of delivery by hand after 6.00 pm or on a non-Business Day**

(a) If deemed delivery under Clause 31.3 of a notice or other communication delivered by hand or sent by email occurs before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day.

(b) If deemed delivery under Clause 31.3 of a notice or other communication delivered by hand or sent by email occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.

31.5 Relevant time of day

In this Clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

31.6 Notification of change in notice details

A Party may notify another Party of a change to any of the details for it referred to in Clause 31.2. The notice must comply with the terms of Clause 31.1 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.

32. COSTS

Except where this Agreement provides otherwise, each Party must pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and all ancillary documents, including the fees and disbursements of their respective legal, accountancy and other advisers.

33. ANTI-BRIBERY AND CORRUPTION

33.1 Shareholders' undertakings

Each Shareholder undertakes to the others that:

(a) it will not, and will procure that the Company and any Company Subsidiary will not engage in any activity, practice or conduct which would constitute an offence under any Anti-Corruption Law; and

(b) from time to time, at the reasonable request of the other Shareholder, it will confirm in writing that it has complied with its undertakings in respect of itself under Clause 33.1(a) and Clause 33.1(a), and will provide any information reasonably requested by the other Shareholder in support of such compliance.

34. INTEREST ON LATE PAYMENT

If a Party fails to pay an amount required to be paid under this Agreement when it is due (a "**Due Amount**"), that Party must pay interest on the Due Amount from and including the due date for payment up to and including the date of actual payment at the rate per year of five (5) per cent above the base lending rate from time to time of The Hongkong and Shanghai Banking Corporation. This rate applies to any period after a judgment as well as before a judgment. Interest accrues on a daily basis.

35. VARIATION

A variation of this Agreement is valid only if it is in writing and signed by each Party or signed on its behalf by its authorised representative.

36. WAIVER

Failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

37. **RIGHTS AND REMEDIES ARE CUMULATIVE**

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

38. **COUNTERPARTS**

This Agreement may be entered into in any number of counterparts and any Party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each Party had executed the same document.

39. **EFFECT OF COMPLETION**

Each obligation under this Agreement which has not been fully performed by Completion remains in force after Completion.

40. **ENTIRE AGREEMENT**

40.1 **Entire Agreement**

This Agreement and the Transaction Documents together set out the entire agreement between the Parties in respect of the subject matter of these agreements and supersede any previous agreement or arrangement between the Parties relating to such subject matter.

40.2 **No reliance on a statement outside this Agreement**

Each Party agrees and acknowledges that it has not relied on or been induced to enter into this Agreement or the Transaction Documents by a warranty, statement, representation or undertaking which is not expressly included in this Agreement or the Transaction Documents.

40.3 **No remedy for a statement outside this Agreement**

No Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of another Party in connection with the subject matter of this Agreement or which is not expressly included in this Agreement.

40.4 **Clause does not apply in the event of fraud**

Nothing in this Clause 40 limits or excludes liability arising as a result of fraud, wilful concealment or wilful misconduct.

41. **INVALIDITY**

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected. This Clause does not apply to Clause 26, to which the provisions of Clause 26.3 apply.

42. THIRD PARTY RIGHTS

Except as expressly provided by this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce this Agreement.

43. GOVERNING LAW

This Agreement, the arbitration Clause contained in it, all the documents referred to in it which are not expressed to be governed by another law, and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement or any such documents are governed by, construed and take effect in accordance with Hong Kong law.

44. ARBITRATION

Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("**HKIAC**") under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. It is agreed that:

(a) the law of this arbitration Clause shall be Hong Kong law;

(b) the seat of arbitration shall be Hong Kong;

(c) the number of arbitrators shall be one; and

(d) the arbitration proceedings shall be conducted in English.

SCHEDULE 1

Capital Structure

Shareholder	No. of Shares	Percentage of shareholding
Dragon Overseas	55	55%
Oncotelic	45	45%
Total	**100**	**100%**

SCHEDULE 2

Completion Resolution

GMP Biotechnology Limited
(Incorporated in the Cayman Islands with limited liability)
(the "Company")

DIRECTOR'S WRITTEN RESOLUTIONS
made pursuant to the articles of association of the Company

The undersigned, being the sole director of the Company (the "**Director**") acting by written consent without a meeting **DOES HEREBY CONSENT** to the adoption of the following resolutions on this 31st day of March 2022.

---

1. **DECLARATION OF INTEREST**

NOTED that the Director has declared his interest(s), if any, in the resolutions contained herein in accordance with the articles of association of the Company and that the Director is not prohibited from approving the resolutions as set out herein.

2. **JOINT VENTURE AGREEMENT AND TRANSACTION DOCUMENTS**

2.1 NOTED that it was proposed that the Company enters into a joint venture agreement (the "**JVA**") among the Company, Dragon Overseas Capital Limited, the sole member of the Company, and Oncotelic Therapeutics, Inc., a company incorporated in Delaware, pursuant to which the Company shall carry on the Business (as defined in the JVA) through the Company and the Company's subsidiaries from time to time which shall acquire certain rights and assets from Oncotelic Therapeutics, Inc. and receive certain funding from Dragon Overseas Capital Limited.

2.2 NOTED that it was proposed that the Company enters into the following documents (collectively, the "**Transaction Documents**"):

(i) the JVA; and

(ii) a licence agreement (the "**Non-US Licence Agreement**") to be entered into between the Company and Oncotelic Therapeutics, Inc. pursuant to which Oncotelic Therapeutics, Inc. shall agree to grant a licence under the Licenced Technology (as defined therein) to the Company globally except in the United States on the terms specified therein.

2.3 NOTED that the latest drafts of each of the Transaction Documents had been reviewed by the Director.

2.4 NOTED that, in connection with the JVA, it was proposed that the Company enters into the following documents (collectively, the "**Ancillary Documents**"):

(i) a management agreement to be entered into between the Company and Dragon Overseas Capital Limited (or its designee) pursuant to which Dragon Overseas Capital Limited (or its designee) (as applicable) will perform certain administrative and management services with respect to the operation of the Company on the terms specified therein;

(ii) a form of invention assignment agreement to be entered into between each Key Employee (as defined in the JVA), as assignor, Sapu Management, LLC., as employer, and the Company and Sapu Holdings, LLC., as assignees, on

the terms specified therein;

(iii) a deed of novation to be entered into between Oncotelic Therapeutics, Inc., Golden Mountain Partners, LLC and the Company in respect of the transfer of rights and obligations of Oncotelic Therapeutics, Inc., under the R&D Agreement (as defined therein) on the terms specified therein (the "**Oncotelic Deed of Novation**"); and

(iv) a deed of novation to be entered into between Oncotelic Therapeutics, Inc., Golden Mountain Partners, LLC and the Company in respect of the transfer of rights and obligations of Golden Mountain Partners, LLC under the R&D Agreement on the terms specified therein (the "**GMP Deed of Novation**").

2.5 RESOLVED that:

(i) the entry into and performance of obligations by the Company under the Transaction Documents is in the best commercial interest of the Company;

(ii) the form and terms of the Transaction Documents be and are hereby approved, subject to such further amendments and additions thereto as the Director in his absolute discretion and opinion deems appropriate, the signature of such Director on the Transaction Documents being due evidence for all purposes of approval of any such amendment or addition and the final terms thereof;

(iii) the Director, acting singly, be and is hereby authorised to execute (under common seal of the Company if appropriate) and deliver the Transaction Documents for and on behalf of the Company, together with any and all documentation in connection therewith as may be necessary or desirable in order to effect the Transaction Documents and transactions contemplated thereby;

(iv) the Director, acting singly, be and is hereby authorised to execute (under common seal of the Company if appropriate) and deliver the Ancillary Documents (in such forms and on such terms as the Director in his sole discretion deems appropriate) for and on behalf of the Company, together with any and all documentation in connection therewith as may be necessary or desirable in order to effect the Ancillary Documents and transactions contemplated thereby; and

(v) the Director, acting singly, be and is hereby authorised on behalf of the Company to sign and/or despatch any and all documents and notices to be signed and/or despatched under or in connection with the Transaction Documents and the Ancillary Documents, and to take any and all actions for and on behalf of the Company as may be necessary or desirable in order to effect the Transaction Documents and the Ancillary Documents and transactions contemplated thereby.

3. CONTRIBUTIONS BY ONCOTELIC THERAPEUTICS, INC. AND DRAGON OVERSEAS CAPITAL LIMITED

3.1 NOTED that, in connection with the JVA:

(i) Oncotelic Therapeutics, Inc. and Sapu Holdings, LLC., an indirect wholly-owned subsidiary of the Company, entered into a licence agreement pursuant

to which Oncotelic Therapeutics, Inc. has agreed to grant a licence under the Licenced Technology (as defined therein) to Sapu Holdings, LLC. in the United States (the "**US Licence Agreement**", together with the Non-US Licence Agreement, the "**Licence Agreements**");

(ii) Oncotelic Therapeutics, Inc., Golden Mountain Partners, LLC and the Company, will enter into the Oncotelic Deed of Novation pursuant to which Oncotelic Therapeutics, Inc. will transfer all of its rights and obligations under the R&D Agreement to the Company;

(iii) Oncotelic Therapeutics, Inc., Golden Mountain Partners, LLC and the Company, will enter into GMP Deed of Novation pursuant to which Golden Mountain Partners, LLC shall, upon satisfaction of certain conditions as described in the GMP Deed of Novation, transfer all of its rights and obligations under the R&D Agreement to the Company; and

(iv) under the terms of the JVA, Dragon Overseas Capital Limited has agreed to provide the Dragon Overseas Funding (as defined therein), which may be fulfilled in cash, by way of the transfer of shares in Oncotelic Therapeutics, Inc., or by procuring the transfer by Golden Mountain Partners, LLC of its rights under the R&D Agreement pursuant to the GMP Deed of Novation, subject to the terms specified in the JVA.

3.2 NOTED that, in connection with the JVA:

(i) Oncotelic Therapeutics, Inc. wishes to make an in-kind capital contribution to the surplus assets of the Company of certain Licenced Technology (as defined in the Licence Agreements) and certain rights and obligations under the R&D Agreement (as defined in the Oncotelic Deed of Novation), the total value of which is noted to be approximately US$22,640,474.50, pursuant to the terms specified in the Licence Agreements and the Oncotelic Deed of Novation (the "**Oncotelic Contribution**");

(ii) Dragon Overseas Capital Limited wishes to make an in-kind capital contribution to the surplus assets of the Company of the Dragon Overseas Funding, which may be fulfilled in cash, by procuring the transfer by Golden Mountain Partners, LLC of certain rights and obligations under the R&D Agreement (as defined in the GMP Deed of Novation), and Oncotelic Therapeutics, Inc.'s shares (if any), the total value of which is noted to be approximately US$27,671,691, pursuant to the terms of the JVA and the GMP Deed of Novation (the "**Dragon Overseas Contribution**");

(iii) the Oncotelic Contribution and the Dragon Overseas Contribution shall be provided to the Company in furtherance of the Business for nil consideration and that the Company shall not be required to repay the Oncotelic Contribution nor the Dragon Overseas Contribution, nor issue any shares of the Company to Oncotelic Therapeutics, Inc. or Dragon Overseas Capital Limited (as the case may be); and

(iv) the Director has reviewed the latest drafts of the Licence Agreements and the JVA and confirmed that each of the Oncotelic Contribution and the Dragon Overseas Contribution is in the best interest of and to the corporate benefit of the Company.

3.3 RESOLVED that each of the Oncotelic Contribution and the Dragon Overseas Contribution be and is hereby accepted, approved, confirmed and ratified and it is to be utilised in accordance with the respective terms of the Licence Agreements, the Oncotelic Deed of Novation, the GMP Deed of Novation and the JVA and that the Director be and is hereby authorised to execute (under common seal of the Company if appropriate) and deliver any such documents as may be necessary or desirable in connection with the Oncotelic Contribution and the Dragon Overseas Contribution (including but not limited to the Licence Agreements, the Oncotelic Deed of Novation, the GMP Deed of Novation and ancillary documents) and to do all things and take all necessary actions in connection with or arising out of the Oncotelic Contribution and the Dragon Overseas Contribution.

4. **<u>AMENDED AND RESTATED ARTICLES OF ASSOCIATION</u>**

4.1 NOTED that, in connection with the JVA, it was proposed that the Company adopts a new set of articles of association ("**Amended and Restated Articles of Association**") in order to reflect the terms of the JVA.

4.2 NOTED that the latest draft of the Amended and Restated Articles of Association had been reviewed by the Director.

4.3 RESOLVED that, subject to Completion (as defined in the JVA) and the approval of the sole member of the Company:

(i) the Amended and Restated Articles of Association, and all the amendments to the current articles of association of the Company effected thereby, be and are hereby approved in all respects and the Amended and Restated Articles of Association be and hereby adopted by the Company in place of and in substitution for the current articles of association of the Company;

(ii) the registered office provider of the Company, be and is hereby authorised to attend to the filing of the Amended and Restated Articles of Association with the Registrar of Companies in the Cayman Islands; and

(iii) the Director be and is hereby authorised, in his sole discretion, to do all such acts and to enter into all such transactions, arrangements and agreements as may be necessary or expedient from time to time in order to give full effect to the Amended and Restated Articles of Association.

5. **<u>ISSUE OF SHARES</u>**

5.1 NOTED that Dragon Overseas Capital Limited had (i) submitted to the Company a completed application form for the subscription of 54 ordinary shares of the Company of a nominal or par value of US$1.00 each, and (ii) paid the Company US$54 in connection with its subscription for such shares.

5.2 NOTED that Oncotelic Therapeutics, Inc. had (i) submitted to the Company a completed application form for the subscription of 45 ordinary shares of the Company of a nominal or par value of US$1.00 each, and (ii) paid the Company US$45 in connection with its subscription for such shares.

5.3 RESOLVED that, following the adoption of the Amended and Restated Articles of Association, the Company issue and allot the following ordinary shares of the

Company of a nominal or par value of US$1.00 each credited as fully-paid with effect from Completion (as defined in the JVA):

Name of Shareholder	Number and Class of Shares Issued
Dragon Overseas Capital Limited	54 ordinary shares
Oncotelic Therapeutics, Inc.	45 ordinary shares

5.4 RESOLVED that Conyers Trust Company (Cayman) Limited be and is hereby instructed to record the foregoing issuance of shares in the Register of Members of the Company and that a share certificate be issued to any holder who requests the same, with full power and authority hereby granted to any one Director to prepare, execute and deliver any such share certificate.

5.5 NOTED that, after issue of the additional shares in the Company, the shareholdings of the Company would be as follows:

Name of Shareholder	Total No. and Class of Shares Held
Dragon Overseas Capital Limited	55 ordinary shares
Oncotelic Therapeutics, Inc.	45 ordinary shares

6. **APPOINTMENT AND DESIGNATION OF DIRECTORS**

6.1 NOTED that, following the completion of the foregoing share issuances, it is proposed that:

(i) Ms. Juliana Wang (the "**New "A" Director**") be appointed as director of the Company as proposed by Dragon Overseas Capital Limited, to act as a "A" Director in accordance with the terms of the Amended and Restated Articles of Association; and

(ii) Vuong Ngoc Trieu, Ph. D. (the "**New "B" Director**", together with the New "A" Director, the "**New Directors**") be appointed as director of the Company as proposed by Oncotelic Therapeutics, Inc., to act as a "B" Director in accordance with the terms of the Amended and Restated Articles of Association.

6.2 RESOLVED that, a director's acceptance letter from each of the New Directors having been received by the Company, each of the New Directors be and is hereby appointed as a director of the Company with the respective designation referred to above with effect from the date hereof until his/her appointment is otherwise terminated in accordance with the Amended and Restated Articles of Association and the Register of Directors of the Company shall be updated accordingly.

6.3 RESOLVED that Edwin C. H. Wang be and is hereby designated as a "A" Director with effect from the date hereof until his appointment is otherwise terminated in accordance with the Amended and Restated Articles of Association and the Register of Directors of the Company shall be updated accordingly.

6.4 NOTED that, after the appointment of the New Directors and respective designations referred to above, the board of directors of the Company shall be as follows:

Name of Director	Designation
Edwin C. H. Wang	“A” Director
Juliana Wang	“A” Director
Vuong Ngoc Trieu	“B” Director

6.5 NOTED that the appointment of the New Directors pursuant to this clause may not be exhaustive of all appointment rights granted to Dragon Overseas Capital Limited or Oncotelic Therapeutics, Inc. under the JVA and/or the Amended and Restated Articles of Association; and Dragon Overseas Capital Limited or Oncotelic Therapeutics, Inc. (as the case may be) may appoint and designate additional directors at a later date.

7. FIRST BUSINESS PLAN AND INITIAL BUDGET

7.1 NOTED that, in accordance with the terms of the JVA, it was proposed that the Company approves and adopts a business plan for the Company covering the period from the Completion Date (as defined in the JVA) to the 3-year anniversary thereof, in the form appended to the JVA (the “**First Business Plan**”).

7.2 NOTED that the latest draft of the First Business Plan had been reviewed by the Director.

7.3 NOTED that, in accordance with the terms of the JVA, it was proposed that the Company approves the Initial Budget (as defined in the JVA) for the Company’s first financial year being 1 April 2022 – 31 March 2023, in the form appended to the JVA (the “**Initial Budget**”).

7.4 NOTED that the latest draft of the Initial Budget had been reviewed by the Director.

7.5 RESOLVED that:

(i) the form and terms of each of the First Business Plan and the Initial Budget be and is hereby approved, confirmed and ratified; and

(ii) the Director, acting singly, be and is hereby authorised to execute (under common seal of the Company if appropriate) and deliver any and all documentation in connection with the First Business Plan and the Initial Budget as may be necessary or desirable in order to give effect thereto and the transactions contemplated thereby.

8. CHANGE OF ACCOUNTING DATE

RESOLVED that the accounting reference date of the Company be changed to 31 March.

9. **GENERAL RESOLUTION**

9.1 RESOLVED that each of the Director and officers of the Company is hereby authorised and directed to execute (under common seal of the Company if appropriate) and deliver, in the name of and on behalf of the Company, such other documents, instruments and certificates, and to take such other actions as such Director or officer, in the discretion of such Director or officer, may deem necessary or appropriate to carry out the full intent and purposes of the foregoing resolutions.

9.2 RESOLVED that any and all actions taken by the Director and any officers of the Company heretofore in furtherance of any actions authorised by the foregoing resolutions be and are hereby ratified, confirmed, adopted and approved.

[*signature page follows*]

The undersigned has executed these resolutions, which may be executed by facsimile and which shall be deemed an original, on the date first indicated above.

____
Edwin C. H. Wang

[Signature page to GMP Biotechnology Limited Board Resolutions]

SCHEDULE 3

Board Reserved Matters

1. The entry into any agreement, document or other arrangement between or involving the Company or any Company Subsidiary and any Shareholder or Shareholder's Affiliate, or the amendment, variation, consent or waiver of any such agreement, document or arrangement.

2. The appointment of any member of any committee of the Board or of any committee of the board of directors of any member of its Group.

3. The approval of the terms (including the salary and bonuses, if applicable) of any employment agreement between the Company or any Company Subsidiary and their respective officers, except to the extent such approval is within the powers granted to Dragon Overseas under Clause 5.2.

4. The approval or amendment of any budget (including any Budget), or other assessments or financial plans of the Company or any Company Subsidiary.

5. The entry into any agreement, document or other arrangement by the Company or any Company Subsidiary involving the payment or receipt of an aggregate amount in excess of USD1,000,000, or the amendment, variation, consent or waiver of any such agreement, document or arrangement.

6. The approval by the Company or any Company Subsidiary of any individual plan or project which is capital in nature and for which the anticipated expenditure will exceed USD1,000,000.

7. The provision by the Company or any other Company Subsidiary of any loan, guarantee, or other extension of credit, other than in the ordinary course of business of the Company or the Company Subsidiary.

8. The amendment of the Articles or the constitutional documents of any Company Subsidiary.

9. Any merger into or with the Company or any Company Subsidiary.

10. The acquisition by the Company or any Company Subsidiary of all or part of the business of any other person.

11. The sale, lease, transfer, or other disposition of the assets of the Company or any Company Subsidiary having a fair market value, sale price or book value at the time of disposition which exceeds USD1,000,000.

12. The solvent liquidation, winding-up or dissolution of the Company or any Company Subsidiary or the taking of any steps to do so, including the filing or making of any application for the appointment or intended appointment of a receiver, liquidator or provisional liquidator.

13. The approval of any change in the Business Plan.

14. Declaring any dividend.

15. The appointment, removal or change of any officer of the Company or any Company Subsidiary for whom the right to select or appoint is not vested in Dragon Overseas.

16. The making of any material change (including cessation) to the nature or scope of the business of the Company or any Company Subsidiary.

17. The issuance, purchase or redemption by the Company or any Company Subsidiary of any securities of the Company or any Company Subsidiary, or any change, increase or reduction in the capitalization of the Company or any Company Subsidiary, except as otherwise permitted under this Agreement.

SCHEDULE 4

Appointment of Expert and determination of Default Fair Price

1. **MEANING OF EXPERT**

An Expert is an independent person appointed in accordance with this Schedule.

2. **IDENTITY OF EXPERT**

(a) the Shareholders will agree on the identity of the Expert; or

(b) If the Shareholders are unable to agree on the identity of the Expert within seven days of either Shareholder serving details of a suggested expert on the other, either Shareholder may then request the President of the Hong Kong Institute of Certified Public Accountants to appoint an Expert who is an accountant of repute with experience in the valuation of private companies limited by shares.

3. **DUTIES OF EXPERT**

The Expert will:

(a) determine the Default Fair Price for the Shares that are the subject of a Compulsory Transfer Notice on the basis set out in paragraph 4; and

(b) within three months of the matter being referred to him, give written notice of his determination to the Shareholders (the "**Expert's Certificate**").

4. **BASIS OF VALUATION**

The Default Fair Price is the price which the Expert determines to be the fair value of the Shares as at the date of the relevant notice on a sale as between a willing seller and a willing purchaser (taking no account of whether the Shares do or do not carry control of the Company) and, if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so.

5. **TERMS OF APPOINTMENT OF EXPERT**

The Shareholders must co-operate with each other and must take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this Schedule.

6. **EXPERT CEASING TO ACT**

if the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 3 the Shareholders must ensure that a replacement expert is appointed in accordance with the provisions of paragraph 2.

7. **LANGUAGE**

All matters under this Schedule 4 will be conducted, and the Expert's decision will be written, in the English language.

8. **SHAREHOLDERS TO PROVIDE INFORMATION**

The Shareholders and the Company must provide (or procure that others provide) the Expert with such, information assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

9. **EXPERT MAY DETERMINE PROCEDURES**

To the extent not provided for by this schedule, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

10. **CONDUCT OF SHAREHOLDERS**

The Shareholders must promptly take all such reasonable action which is necessary to give effect to the terms of this schedule.

11. **EXPERT NOT ARBITRATOR**

The Expert will act as an expert and not as an arbitrator. The Expert will determine any dispute arising in connection the provisions of this schedule, his jurisdiction to determine the matters and issues referred to him, or his terms of reference. The Expert's written decision on the matters referred to him will be final and binding in the absence of manifest error or fraud.

12. **COSTS OF THE EXPERT**

The Expert's fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) will be borne by the Shareholders equally or in such other proportions as the Expert directs.

SCHEDULE 5

Transfers of Shares between Shareholders

1. **WHEN THIS SCHEDULE APPLIES**

The terms of this schedule apply when a Shareholder (the "**Transferor**") is bound to transfer its Shares (the "**Transfer Shares**") to the other Shareholder (the "**Transferee**") in accordance with Clause 20.5, 22.7 or 22.8(b) (each a "**Transfer Obligation**").

1.1 **Terms of transfer**

Any transfer of Transfer Shares must be on the following terms:

(a) completion of the transfer may only be conditional on any conditions which are reasonably required by the Transferee or the Transferor (a "**Transfer Condition**");

(b) completion must take place at the Transferee's solicitors' offices on the date which is twenty (20) Business Days after the date on which the Transfer Obligation arises or (if appropriate) five (5) Business Days after the satisfaction, or waiver by the Transferee, of the last outstanding Transfer Condition;

(c) the Transfer Shares must be sold with full title guarantee and free from any Encumbrance;

(d) the Transfer Shares must be sold with all rights that attach, or may in the future attach, to them (including the right to receive all dividends and distributions declared, made or paid on or after the date of the relevant notice);

(e) with effect from the date of completion of the transfer, the Transferee must:

(i) take an assignment of, or make available equivalent finance in place of, any loan owing at that time from the Company or any Company Subsidiary to the Transferor or any member of its Group;

(ii) without prejudice to its right to receive a contribution from the Transferor for its share of any claims attributable to any liabilities arising in respect of the period before the completion date, assume any obligations of the Transferor and any member of its Group under (and must procure the release of) any guarantees, indemnities, letters of comfort and/or counter-indemnities to third parties in relation to the business of the Company or any Company Subsidiary;

(f) the Transferor must deliver to the Transferee;

(i) a properly executed transfer form or forms to the Transferee, or as it may direct, together with the relative share certificate(s), a certified copy of any authority under which any transfer document is executed, and such other documents as the Transferee may reasonably require to show good title to the Transfer Shares or enable it to be registered as the holder of them;

(ii) a waiver of all rights it may have to be issued with any share capital or other securities in the Company properly executed by the Transferor;

(iii) subject to compliance by the Transferor with paragraph 1.2(f)(i), the Transferee must pay the consideration for the Transfer Shares to the Transferor in cleared funds for same day value;

(g) the parties must procure that the relevant transfer or transfers (subject only to it/their being duly stamped at the expense of the Transferee) is/are registered in the name of the Transferee or as it may direct; and each of them consents to such transfer and registration under this Agreement and the Articles;

(h) the Transferor must agree to do all such other things and execute all other documents (including any deed) as the Transferee may reasonably request to give effect to the transfer of the Transfer Shares;

(i) the Transferor must ensure that all the Directors appointed by it resign with effect from the completion date, such resignations confirming that they have no claims against the Company (or any Company Subsidiary) or the Transferee; and

(j) the Transferor must warrant that:

(i) it has no right to require the Company to issue it with any share capital or other securities and that no Encumbrance affects any unissued shares or other securities of the Company;

(ii) it is the beneficial owner of the Transfer Shares;

(iii) no commitment has been given to create an Encumbrance affecting the Transfer Shares (or any unissued shares or other securities of the Company) and that no person has claimed any rights in respect thereof.

SCHEDULE 6

Form of Deed of Adherence

This Deed is dated [*]

PARTIES

(1) **[*]**, a company incorporated in [*] (registered number: [*]), whose registered office is at [*] (the "**Departing Shareholder**");

(2) **[*]**, a company incorporated in [*] (registered number: [*]), whose registered office is at [*] (the "**Continuing Shareholder**"; and

(3) **[*]**, a company incorporated in [*] (registered number: [*]), whose registered office is at [*] (the "**New Shareholder**").

PREAMBLE

(A) The Departing Shareholder intends to transfer, in accordance with the terms of the Joint Venture Agreement, its shares in the Company to the New Shareholder (the "**Transfer**").

(B) In accordance with the Joint Venture Agreement, it is a term of the Transfer that the New Shareholder executes a deed of adherence in the form of this deed.

OPERATIVE TERMS

1. **IN THIS DEED:**

   (a) unless the context expressly requires otherwise, words and expressions used in this deed have the meaning given to them in the Joint Venture Agreement;

   (b) "**Company**" means GMP Biotechnology Limited, an exempted company incorporated in the Cayman Islands with limited liability (registered number: 387652), whose registered office is at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands;

   (c) "**Effective Date**" means the [date of this Agreement/date of completion of the Transfer];

   (d) "**Joint Venture Agreement**" means the joint venture agreement relating to the Company dated 31 March 2022 and made between the Transferor and the existing shareholders; and

   (e) "**Transfer**" has the meaning given in recital (A).

2. The New Shareholder confirms that it has been supplied with a copy of the Joint Venture Agreement and undertakes to, and covenants with, all the parties to the Joint Venture Agreement (including any person who has entered into a Deed of Adherence) to comply with the provisions of, and to perform all the obligations in, the Joint Venture Agreement so far as they become due to be observed and performed on or after the Effective Date as if the New Shareholder had been an original party to the Joint Venture Agreement [in place

of/as well as] the Departing Shareholder][1] and the Joint Venture Agreement will be construed and apply accordingly.

3. The New Shareholder shall become a Shareholder [and the Departing Shareholder shall cease to be a Shareholder] with effect from the Effective Date from which time the New Shareholder will have the benefit of the provisions of the Joint Venture Agreement as if it had been an original party to that agreement [in place of/as well as the Departing Shareholder] and the Joint Venture Agreement will be construed and apply accordingly.

4. For the avoidance doubt, the New Shareholder is not entitled to any amount which has fallen due for payment to the Departing Shareholder before the Effective Date and is not liable for any breach or non-performance of the obligations of the Departing Shareholder under to the Joint Venture Agreement before the Effective Date and the Departing Shareholder is entitled to each such amount, and is not released from any liability in respect of any such breach or non-performance.

5. This deed, the jurisdiction Clause contained in it, and all non-contractual obligations arising in any way whatsoever out of or in connection with this deed are governed by, construed and take effect in accordance with [Hong Kong] law.

6. Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("**HKIAC**") under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. It is agreed that:

(a) the law of this arbitration Clause shall be Hong Kong law;

(b) the seat of arbitration shall be Hong Kong;

(c) the number of arbitrators shall be [one / three]; and

(a) the arbitration proceedings shall be conducted in English.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by [Departing Shareholder])
Acting by [name] (Director), and [name])
(Director/Secretary))

Executed as a deed by [Continuing Shareholder])
Acting by [name] (Director), and [name])
(Director/Secretary))

Executed as a deed by [New Shareholder])
Acting by [name] (Director), and [name])
(Director/Secretary))

---

1 If any obligations were strictly personal to the Departing Shareholder they should be excluded from this provision.

SCHEDULE 7

Intellectual Property Rights

Part A

Oncotelic Intellectual Property

Oncotelic Patent Rights

Patent no./Patent application no.	Title of patent/patent application [status]
US8476246	Combination of a chemotherapeutic agent and an inhibitor of the TGF-beta system [in force]
KR10-1843984	Compositions and methods for treatment pancreatic cancer [in force]
US9758786[2]	Compositions and methods for treating pancreatic cancer [in force]
US9963703[3]	Compositions and methods for treating pancreatic cancer [in force]
KR10-1843985	Compositions and methods for treating cancer [in force]
WO2021186396A2	TGF-beta inhibition, agents and composition therefor [pending]
202114011641	N/A (Application with Intellectual Property India) [pending]
US63/166856	Methods for treating severe COVID-19 [pending]
US63/192175	Use of TGF-beta inhibitor for the treatment of long term viral symptoms [pending]
US63/245353	Treatment of CNS Disease [pending]

2 This is also published as US9963703.
3 This is also published as US9758786.

<u>Pipeline</u>


Discovery
Preclinical
Phase 1
Phase 2
Phase 3
Biologic- ASO
OT-101 + IL-2/ nonJV
Solid Tumors
ABio
OT-101
DIPG
RPD/Approval on Ph2
OT-101+Abx
Pancreatic Cancer
OT-101 + TMZ
Glioblastoma
OT-101
COVID
OT-101/LNA
OT-101/Nanoparticle

Part B

Other Technology

Patent Rights

Patent no. / Patent application no.	Title of patent / patent application [status]
US10/027,186 (US7037906)	Methods for modulating tumour growth and metastasis [in force]
US10/034,746 (US6773702)	Use of Combretastatin A4 and its prodrugs as an immune enhancing therapy [in force]
US9040500	Method for treating hematopoietic neoplasms [in force]
US7659261	Combretastatin A-4 phosphate prodrug mono-and di-organic amine salts, mono-and di-amino acid salts, and mono-and di-amino acid ester salts [maintenance fee payment reminder mailed]
US7659262	Combretastatin A-4 phosphate prodrug mono- and di-organic amine salts, mono- and di-amino acid salts, and mono- and di-amino acid ester salts [maintenance fee payment reminder mailed]
US7358236	Control of acute hypertension and cardiotoxicity in patients treated with vascular targeting agents [in force]
US8198302	Compositions and methods with enhanced therapeutic activity [in force]
US7456214	Chromene-containing compounds with anti-tubulin and vascular targeting activity [in force]
USRE45907	Functionalized stilbene derivatives as improved vascular targeting agents [in force]
MXPA04000386A	Compositions and methods of administering tubulin binding agents for the treatment of ocular diseases [in force]
US15/753882 (US-2019-0008956-A1)	Use of Vdas to enhance immunomodulating therapies against tumors [pending]

Pipeline


Discovery
Preclinical
Phase 1
Phase 2
Phase 3
Small Molecules
CA4P + Pembro
Pediatric Melanoma
RPD/ Approval on Ph2
CA4P + Pembro
Melanoma
Oxi4503 + Cytarabine
Pediatric AML
RPD/ Approval on Ph2
Oxi4503 + Cytarabine
AML
Artemisinin/ SR
COVID

SCHEDULE 8

Initial Budget and First Business Plan

Initial Budget

		2H21	1H22	2H22	1H23	2H23	1H24	2H24	1H25	2H25	1H26	2H26	1H27	2H27	1H28	2H28	1H29	2H29	1H30	2H30
DIPG			0	0	0	0	0	0	0	50	48	48	48	48	48	48	48	48		
Revenue			-3	-5	-5	-3	-5	-3	-1	50	48	48	48	48	48	48	48	48		
Cumulative			-3	-8	-13	-16	-21	-24	-25	25	73	121	169	217	265	313	361	409		
Panc																				
													0	0	0	250	350	450		
Revenue					0	0	0	0	0	0	0	0	0	0	200	250	350	450		
Net					0	-8	-6	-14	-12	-12	-10	-6	-6	-10	200	250	350	450		
Cumulative					0	-8	-14	-28	-40	-52	-62	-68	-74	-84	116	366	716	1166		
		2H21	1H22	2H22	1H23	2H23	1H24	2H24	1H25	2H25	1H26	2H26	1H27	2H27	1H28	2H28	1H29	2H29		
Sum Rev			-$3.00	-$5.00	-$5.00	-$11.00	-$11.00	-$17.00	-$13.00	$38.00	$38.00	$42.00	$42.00	$38.00	$248.00	$298.00	$398.00	$498.00		
Sum Cumulative			-$3.00	-$8.00	-$13.00	-$24.00	-$35.00	-$52.00	-$65.00	-$27.00	$11.00	$53.00	$95.00	$133.00	$381.00	$679.00	$1,077.00	$1,575.00		
Payroll/Non sales			$1.50	$3.00	$3.00	$3.00	$3.00	$3.00	$3.15	$3.31	$3.47	$3.65	$3.83	$4.02	$4.22	$4.43	$4.65	$4.89		
Payroll/RPD Sales										$3.00	$3.15	$3.31	$3.47	$3.65	$3.83	$4.02	$4.22	$4.43		
Payroll/Oncology Sales														$20.00	$21.00	$22.05	$23.15	$24.31		
Net Rev		$0.00	-$4.50	-$8.00	-$8.00	-$14.00	-$14.00	-$20.00	-$16.15	$31.69	$31.38	$35.05	$34.70	$10.33	$218.95	$267.50	$365.97	$464.37		
Sum Cumulative		$0.00	-$4.50	-$12.50	-$20.50	-$34.50	-$48.50	-$68.50	-$84.65	-$52.96	-$21.58	$13.47	$48.16	$58.50	$277.45	$544.94	$910.92	$1,375.29		
Series A				$20.00																
Series B						$100.00														
IPO									$100.00											
Net Rev- with Financing			-$4.50	$12.00	-$8.00	$86.00	-$14.00	-$20.00	$83.85	$31.69	$31.38	$35.05	$34.70	$10.33	$218.95	$267.50	$365.97	$464.37		
Cumulative			-4.50	7.50	-0.50	85.50	71.50	51.50	135.35	167.04	198.42	233.47	268.16	278.50	497.45	764.94	1,130.92	1,595.29		
Base case for DIPG- Revenue																				
Worst case for Panc - revenue																				

#	Cost /rep	5% increase per 6 months
20	0.15	Specialty sales force/ 20 reps at 150K each
100	0.2	Oncology sales force- 100 reps at 200K each

COGS = 15% would be more than sufficient to cover CDMO manufacturing

Corp /Administrative cost should be 3M annual / audit/legal/accounting/finance

GMP BIOTECHNOLOGY LIMITED

BUSINESS PLAN

PART I

ITEM 1. BUSINESS

Overview

GMP Biotechnology Limited (the "*Company*") has received a perpetual, exclusive licence in respect of the OT-101(as defined below) from Oncotelic (as defined below) for global development, excluding non-pharmaceutical applications such as cosmetic and animal health.

Oncotelic Therapeutics, Inc. (also d/b/a Mateon Therapeutics, Inc.) ("*Oncotelic*"), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic conducts business activities through Oncotelic and its wholly-owned subsidiaries, Oncotelic, Inc., a Delaware corporation, PointR Data, Inc. ("*PointR*"), a Delaware corporation, and EdgePoint AI, Inc. ("*Edgepoint*"), a Delaware Corporation for which there are non-controlling interests. Oncotelic principal corporate office is in the United States at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 (telephone: 650-635-7000), www.oncotelic.com.

The Company is a developer of an antisense RNA therapeutic ("*OT-101*") against TGF-β as immunotherapy for a broad range of cancers. Cancers overexpress TGF-β, which suppresses host innate immune response to the cancers. Treatment with OT-101 lifts the TGF-β cloaking effect and allows innate or therapeutic immunity to attack and eliminate the cancers. OT-101 completed phase 2 for pancreatic cancer and melanoma and phase 2 in glioblastoma with robust efficacy and safety. The Food and Drug Administration ("*FDA*") granted OT-101 Rare Pediatric Designation ("*RPD*") for pediatric Diffuse Intrinsic Pontine Glioma ("*DIPG*"). We are pushing forward into phase 3 for pancreatic cancer. Phase 3 for glioblastoma is also contemplated as well as other indications including lung, colorectal, and melanoma.

In the United States of America ("*United States*", "*USA*" or "*US*") we will be focusing on pediatric DIPG with the clinical trials for which we are in discussions with various parties on how to proceed with the program. This strategy capitalizes on the voucher program in the US. By focusing on RPD we anticipate: 1) reducing the cost of clinical development by way of a smaller and faster clinical trial, 2) acceleration of approval, 3) obtaining regulatory/ marketing exclusivity for up to 12 years as a biologic, and 4) obtaining a voucher worth north of $100 million on approval. Approval in US would allow for approval in ROW using the US dossier. Simultaneously we will be conducting phase 3 trials for OT-101 against pancreatic cancer in support of its approval globally.

We are also developing OT-101, an antisense against TGF-β2 – for the treatment of Severe Acute Respiratory Syndrome ("*SARS*") and the current coronavirus ("*COVID-19*"), on its own and in conjunction with other compounds. Viral replication cannot occur without TGF-β and TGF-β surge and cytokine storm cannot occur without TGF-β.

- OT-101 - an antisense against TGF-β2 – for the treatment of solid tumors with focus on brain cancer and pancreatic cancer in adult and DIPG in children. RPD for pediatric DIPG granted by US FDA.

- OT-101 - an antisense against TGF-β2 –for the treatment of COVID-19, on its own and in conjunction with other compounds.

OT-101: An Antisense Against TGF-β2

Trabedersen (AP12009, OT-101) is a novel antisense oligodeoxynucleotide (“*ODN*”) developed by Oncotelic Inc. for the treatment of patients with pancreatic carcinoma, malignant melanoma, colorectal carcinoma, high-grade glioma (“*HGG*”), and other transforming growth factor beta 2 (“*TGF-β2*”) overexpressing malignancies (e.g. prostate carcinoma, renal cell carcinoma, etc.). Trabedersen is a synthetic 18-mer phosphorothioate oligodeoxynucleotide (“*S-ODN*”) complementary to the messenger ribonucleic acid (“*mRNA*”) of the human TGF-β2 gene.

TGF-β is a multifunctional cytokine with a key role in promoting tumor growth and progression including cell proliferation, cell migration, and angiogenesis. Above all, TGF-β is a highly potent immunosuppressive molecule. Inhibition of TGF-β overexpression in tumor tissue represents a novel multimodal treatment principle leading to the reduction of tumor growth, inhibition of metastasis, and restoration of host antitumor immune responses. Despite its recognized pivotal role in cancer, therapeutics targeting TGF-β have not been successful and many have failed due to toxicity issues possibly due to inhibition of TGF-β1 essential functions. The high level of homology between the various TGF-β isoforms is making it impossible to create mAb or small molecule inhibitor without TGF-β1 cross-inhibition. Therefore, Oncotelic Inc. chose to target TGF-β2 using OT-101 antisense approach. The sequence of OT-101 can only target TGF-β2 and does not have any impact on other TGF-β isotypes. However, suppression of TGF-β2 directly by OT-101 would also result in partial suppression of TGF-β2 indirectly, but not TGF-β3. So far only OT-101 has made it through late clinical development without overt safety issues encountered by TGF-β1 inhibitors.

Trabedersen is believed to reverse TGF-β’s immunosuppressive effects, rendering the tumor visible to a patient’s immune system and resulting in priming and specific activation of the patient’s anti-tumor immune response. OT-101 has completed multiple clinical trials with promising outcomes. OT-101, is being developed as a broad-spectrum anti-cancer drug that can also be used in combination with other standard cancer therapies to establish an effective multi-modality treatment strategy for difficult-to-treat cancers. Oncotelic plans to initiate phase 3 clinical trials for OT-101 in both high-grade glioma and pancreatic cancer. During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful single agent activity with meaningful tumor reduction was observed, and OT-101 exhibited a favorable safety profile. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors.

Our self-immunization protocol (SIP©) is based on the novel and proprietary sequential treatment of cancers with OT-101 (antisense against TGF-β2) and chemotherapies. Proper Sequencing of treatments is key to optimal immunotherapy. The optimal order of treatments should follow the following sequence: (1) expand immune reserve through IL-2 treatment or infusion of immune cells; (2) prime immune response with TGF-β inhibitor OT-101; (3) boost immune response with chemotherapy; and (4) revitalize the exhausted of immune response with checkpoint inhibitors. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response. This process is termed Xenogenization process and can be: (1) hypermutation by temozolomide in the treatment of brain cancer, (2) immunogenic cell death by taxanes and 5FU in pancreatic cancer, or (3) necrotic cell death by VDA (vascular disrupting agent) in melanoma and MDS. Additionally, the Company believes that a rational combination of OT-101 with immune-modulatory drugs like interleukin 2 (IL-2) and/or immune checkpoint inhibitors has the potential to help achieve sustained and robust immune responses in patients with the most difficult-to-treat forms of cancer. The combination with IL-2 is partnered to Autotelic BIO who is currently conducting phase 1b clinical trial in Korea on OT-101/IL-2 combination. There exist a binding termsheet for NK combination with Nantkwest.

Pancreatic Cancer

Pancreatic cancer is associated with the poorest prognosis of gastrointestinal cancers and is expected to become the second leading cause of cancer-related mortality in the USA by 2030. Pancreatic cancer is traditionally considered to be an immune-resistant disease. There is a lack of effector T cells, an abundance of myeloid-derived suppressor T cells, and a dearth of key immune effector and regulatory cells. This may be part of the reason why

single-agent checkpoint inhibitors are not as effective in comparison to other diseases. Here is where breaking immune tolerance by inhibiting TGF-β with OT-101 will have a significant impact.

The P001 trial was an open-label, multicenter dose-escalation study to evaluate the safety and tolerability of OT-101 (TGF-β2-specific Phosphorothioate Antisense Oligodeoxynucleotide) in adult patients with advanced tumors known to overproduce TGF- β2, which are not or no longer amenable to established therapies. The primary objective of the study was to determine the maximum tolerated dose (MTD) and the dose-limiting toxicities (DLTs) of two cycles of trabedersen administered intravenously (i.v.) on a 7-days-on/7-days-off or 4-days-on/10-days-off schedule. Secondary objectives included were: (1) determining the safety and tolerability of OT-101 administered intravenously at weekly intervals for four days every other week; (2) assessing the plasma pharmacokinetic profile of OT-101 administered intravenously at weekly intervals and for four days every other week; (3) establishing a suitable determination method and to assess the urine pharmacokinetic profile of OT-101 administered intravenously for four days every other week; (4) determining the effect of OT-101 administered intravenously at weekly intervals and for four days every other week on TGF-β2 plasma concentration levels; and (5) Assessing the potential antitumor activity of OT-101 administered intravenously at weekly intervals and for four days every other week, as assessed by the effect on tumor size and tumor markers.

Of the 61 patients treated, 37 had advanced treatment failure pancreas cancer, a very difficult-to-treat cancer with an overall survival rate that is measured in months even with the best available chemotherapy regimens. Globally, over 400,000 people die of pancreatic cancer each year. MTD was not reached for the 4-days-on/10-days-off schedule, which became the schedule adopted for the phase 2 expansion phase of the trial. Disease control (complete response (CR)), partial response (PR) or stable disease (SD)) was achieved in 19 of 35 evaluable pancreas cancer patients (54%). Among liver mets only patients, there are exceptional single-agent activity and survival. Patient 1006 was pushed to complete response (CR) and survived as far out as 77 mos. This patient failed multiple lines of therapies: (1) surgery: Whipple's procedure, (2) 1st line: 5-FU/LV, Dose 425 mg/m2, (3) 2nd line: 5-FU/LV, Dose 2600 mg/m2/24hr, (4) 3rd line: Gemcitabine, Dose 1000 mg/m2/week, and (5) went on to OT-101with liver mets and complete response. Patient 1022 was pushed to stable disease (SD) with overall survival of 40 months. This patient had also failed multiple lines of therapies: (1) surgery: Whipple's procedure, (2) 1st line: radiation therapy (50 Gy), (3) 2nd line: 5FU, and (4) went on to OT-101 with liver mets and stable disease.

OT-101 treatment more than doubled the ratio of patients being able to go onto subsequent chemotherapy versus not being able, and consistent with the expected immunization boost coming from Xenogenization with subsequent chemotherapies (taxanes and 5FU/Cisplatin), those with subsequent chemotherapy exhibited increased mOS and more than doubled their 1 year survival.

Development plan for OT-101/Pancreatic cancer:

In order to obtain marketing approval for OT-101 in pancreatic cancer, two phase 3 trials are envisioned. 1) OT-101/Abraxane combination versus Abraxane alone and 2) OT-101/ Pembrolizumab combination versus Pembrolizumab alone.

OT-101/Abraxane Trial: Abraxane is approved for first line treatment of APC based on MPACT trial; phase III randomized, international, open-label evaluated gemcitabine ± nab-paclitaxel, in 861 patients with dAPC, treatment naive, bilirubin ≤ upper lower limit (ULN), PS ≥70. The trial met its primary end point: OS (8.5 months vs 6.7 months: 0.72 (0.62-0.83); P<0.001) and secondary end points: PFS (5.5 months vs 3.7 months: 0.69 (0.58-0.82); P<0.001) favoring the combined arm. By combining OT-101 with Abraxane we expect to be superior to Abraxane as first line therapy. The cost of the trial is estimated to be 30M and expected to last 3 years. The number of patients needed is about 500-600 pts.

OT-101/Keytruda Trial: The anti-programmed death-1 (PD-1) immune checkpoint inhibitor pembrolizumab is the only immunotherapy that is FDA-approved for the treatment of patients with advanced PDAC—provided PDAC is mismatch repair deficient (dMMR) or microsatellite instability high (MSI-H). Pembrolizumab is also approved for patients with unresectable or metastatic, MSI-H/dMMR solid tumors with progression on prior treatment with no satisfactory alternative treatment options. Combination of OT-101 with Pembrolizumab is expected to enhance the activity of Pembrolizumab by removing the immune suppression by the tumor. The cost of the trial is estimated to be 50M and expected to last 3 years. The number of pts needed is about 500-600 pts.

OT-101: Pediatric DIPG

Brain tumors in the United States are rare and only accounted for 2% of all adult cancers. However, the rate of brain tumors on the rise for the last 30 years. The more common and most malignant form of brain tumors – glioblastoma ("*GBM*") has more than doubled from 2.4 to 5.0 per 100,000. In the face of this increase, treatment remained essentially unchanged during the last decade. And despite aggressive surgery followed by radiation and/or chemotherapy, GBM has the worst five–year survival rates among all human cancers, with an average survival from diagnosis of only about 1 year and less than 5% of the patient survived after 5 years. On top of it all, GBM will recur or regrow in most patients. Treatment of recurring a high-grade GBM that has recurred does not always improve survival compared with hospice care alone and deciding when to stop treating the cancer and entering into hospice care is frequently recommended when the patient is unlikely to live longer than six months.

GBM resilience and persistence is in stark contrast with the recent excitement in oncology where Immuno Oncology (IO) agents have shown promise to be curative by driving the immune cells to attack the tumors. Though extraordinarily effective against the growing number of tumors, IOs have been ineffective against GBM. GBM is generally considered immunologically "cold" with few immune effector cells needed for successful immunotherapy. The overexpression of transforming growth factor-beta 2 ("*TGF-β2*") is associated with poor prognosis of tumors and plays a key role in malignant progression of various tumors including GBM by inducing proliferation, metastasis, angiogenesis, and immunosuppression. Oncotelic Inc. is developing a novel TGF- β2 antisense agent OT-101 as immunotherapy against GBM.

G004 is a multinational, multicenter, open-label, randomized, active-controlled, parallel-group study in adult patients with either recurrent or refractory AA (WHO grade III) or recurrent or refractory GBM (WHO grade IV). There were 3 treatment groups: (1) 10 μM Trabedersen, (2) 80 μM Trabedersen, and (3) standard chemotherapy (mostly TMZ). Tumor control rate at 6 months was the primary endpoint. Response assessment included the tumor control rate and the overall response rate, which were assessed at 6, 12, and 14 months by central MRI reading. The tumor control rate was defined as the percentage of patients with either CR, PR, or SD and the overall response rate was defined as percentage of patients with either CR or PR. An independent blinded central MRI reading was performed to obtain a standardized response assessment for the efficacy analysis. Central reading was performed by 2 independent neuroradiologists with an additional adjudicator deciding in case of conflicting opinions.

All patients had previous tumor surgery, almost all patients had previous radiation therapy, and more than half of the patients had received previous chemotherapy. A total of 134 patients, 89 patients in the OT-101 test group and 45 patients in the standard chemotherapy control group were assessed. The findings of a randomized Phase II study further confirmed the feasibility of intratumoral application of OT101 via convection enhanced delivery (CED) for up to 6 months and showed that it results in early disease control at 6 months at a rate comparable to that achieved with temozolomide. OT101 was administered to 89 R/R high-grade glioma (HGG) (Anaplastic Astrocytoma/AA:27; Glioblastoma multiforme/GBM: 62) patients with an intratumoral catheter using a convection enhanced delivery (CED) system. 77 patients (Efficacy population; GBM: 51; AA: 26) received at least the intended minimum number of 4 OT101 treatment cycles. Response determinations were based on central review of MRI scans according to McDonald criteria. Standard statistical methods were applied for the analysis of data. Nineteen patients had a complete response (CR) or partial response (PR) following a slow but robust size reduction of their target lesions. In addition, 7 patients had stable disease (SD) lasting ≥6 months. For the combined group of 26 AA/GBM patients with favorable responses, the median PFS was >3 years and OS was >3.5 years (16, 17). Hence, OT101 administered intratumorally exhibits clinically meaningful single-agent activity and induces durable CR/PR/SD in R/R HGG patients. These results provided the proof of concept that targeting TGFβ2 with intratumoral OT101 therapy can result in a favorable survival outcome for R/R HGG patients (AA, WHO grade 3 and GBM, WHO Grade 4).

DIPG, the second most common malignant pediatric brain tumor, has a dismal outcome with available standard treatment modalities. No significant therapeutic advances have been accomplished in the treatment of this poor prognosis brain tumor and the average overall survival has remained <1 year with a 2-year survival rate of <10%. In solid tumors, the expression level of the TGFβ has been identified as a significant contributor to disease progression and poor prognosis as well as resistance to standard therapy and metastasis. In particular, TGFβ has been implicated in treatment resistance to targeted therapeutics, chemotherapy as well as immune-oncology drugs. Importantly, TGFβ restrains anti-tumor immunity by restricting cytotoxic T-cell infiltration, recruiting regulatory T cells and inhibiting

the maturation as well as function of natural killer ("*NK*") cells. Amplified activity of the TGFβ-Smad signaling pathway enhances tumor growth, invasion, as well as angiogenesis and has been implicated in the malignant phenotype and poor prognosis of high-grade gliomas in adults. Therefore, TGF-β has emerged as an attractive target for the therapeutic intervention of high-grade gliomas.

A meta-analysis was performed of TGFβ2 gene expression in primary tumor specimens from 29 pediatric DIPG patients in the publicly available archived datasets. Our data provided unprecedented evidence that TGFβ2 is expressed at high levels in pediatric DIPG. Three TGFβ2 probesets exhibited 1.8-2.5-fold increased levels of expression in DIPG patients. Our meta-analysis provided new evidence that TGFβ2 gene and its interactome are expressed in pediatric DIPG at significantly higher levels than in normal tissues or low-grade gliomas. Hence, TGFβ2 is an attractive molecular target for immunotherapy of pediatric DIPG.

Development plan for OT-101/DIPG RPD:

In order to obtain marketing approval for OT-101 DIPG, two phase 2 trials are envisioned. 1) OT-101in DIPG as company sponsored trial and 2) OT-101 in basket investigator-initiated trial (IIS).

OT-101 in DIPG/Company sponsored trial: As there is no therapy available for DIPG, if efficacy is demonstrated in a small phase 2 trial, approval will be granted. We are anticipating the trial would last about 2 years with 30 patients costing approximately $20 clinical trial cost and $5M for regulatory submission. This is a substantial return on investment. The voucher obtained on approval will be sold and the proceed split 50/50 between the Company and Oncotelic.

OT-101 in basket IIS trial: In this trial several indications including midline gliomas, advanced gliomas, DIPG and others will be look at. DIPG will be one arm of this basket trial. The data will be used as supportive data for OT-101 in DIPG but also allow initiation of trials in other solid tumor types. The cost of trial is estimated to be 12M for 3 years. The number of DIPG patients in this trial is expected to be around 30 pts.

OT-101 for Treatments of Corona Viruses

When COVID-19 emerged in China, the Company and Golden Mountain Partners ("*GMP*") contemplated a collaboration to develop drug candidates for COVID-19. Oncotelic Inc. and GMP entered into a research and services agreement (the "*GMP Agreement*") on February 3, 2020 memorializing their collaborative efforts to develop and test COVID-19 antisense therapeutics. On March 18, 2020, Oncotelic reported the anti-viral activity of OT-101 – its lead drug candidate currently in phase 3 testing in pancreatic cancer and glioblastoma. In an in vitro antiviral testing performed by an independent laboratory, OT-101 showed that it was highly active against COVID-19. On March 23, 2020, Oncotelic, Oncotelic Inc. and GMP entered into a supplement to the Agreement (the "*Supplement*") to confirm the inclusion of OT-101 within the scope of the GMP Agreement, pending positive confirmatory testing against COVID-19. In consideration for the financial support provided by GMP for the research, pursuant to the terms of the GMP Agreement (as amended by the Supplement), GMP is entitled to obtain certain exclusive rights to the use of the Product in the field of the treatment of COVID-19 on a global basis, and an economic interest in the use of the Product in the field of the treatment of COVID-19 including 50/50 profit sharing. In March 2020, Oncotelic reported the anti-viral activity of OT-101, in an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (EC50) of 7.6 μg/mL and is not toxic at the highest dose of 1000 μg/mL giving a safety index (SI) value of >130, which is considered highly active and on par or superior to Remdesivir- a Gilead's drug. Unlike Remdesivir- OT-101 targets not only the virus replication but also the virus induced pneumonia and fibrosis.

Phase 2 trial was completed for OT-101 in South America, that can expand into a Phase 3 trial if the data supports the safety of the drug. The trial is now completed. This is a randomized, double-blind, placebo-controlled Phase 2 study is intended to evaluate the safety and efficacy of OT-101 in adult patients hospitalized with positive SARS-CoV-2 and pneumonia. By suppressing TGF-β, OT-101 suppresses SAR-CoV2 replication directly and has the potential to also suppressed viral induced pneumonia and fibrosis. On October 18, Data lock and Study Data and Analysis Data Models (SDTMs & ADaMS Databases) were generated for a Phase 2 C001 Covid Study: "A Double-Blind, Randomized, Placebo Controlled, Multi-Center Study of OT-101 in Hospitalized COVID-19 Subjects". The trial compares OT-101 + Standard of Care ("SOC") versus Placebo + SOC (N= 32 pts at 2:1 randomization ratio).

SOC includes dexamethasone, the only drug known to improve outcomes in severe cases of COVID-19. The top line data is:

1) Safety endpoints met. OT-101 as a TGF-β inhibitor was safe to administer to COVID-19 patients including severe/critical COVID-19 patients.
2) Efficacy signals were obtained. End of treatment (Day 7) mortality for the entire study population was 4.5% OT-101 versus 20% for placebo.
3) Incidence of >96% viral load knockdown on End of Treatment (Day 7) was 89% for OT-101 versus 67% for placebo.
4) Overall survival improved 3X for critical COVID-19 pts (4 days for placebo versus 14 days for OT-101, $p < 0.0166$).

If COVID continues to be a problem, phase 3 trial will be conducted to support the approval of OT-101 for severe COVID. The decision to develop OT-101 in virology will be evaluated as we gain more clarity on the COVID pandemic. Simultaneously we will be submitting the data to BARDA in response to the recent request for application in development of therapeutics for long haul COVID. The approval would guide the future direction of this program. However, given that the pandemic is rapidly waning and vaccines as well as therapeutics are now available against the virus the path forward for OT-101 against COVID is limited and the program is unlikely to be initiated.

Provisional Patent Filing

In March 2020, Oncotelic Inc. filed three provisional patent applications on the method of use and composition of matter for the treatment of COVID-19. The filings represent the culmination of internal research programs, including efforts with our external partner, and position our antisense platforms for further development for the treatment of epidemics and pandemics. In 2021, a PCT was filed claiming the priority dates of the provisional filings and a conventional patent application was also filed in India at the same time. In 2021, four provisional patent applications were filed on the methods for treating severe COVID-19, treating long term viral symptoms as well as treating mutated SARS-CoV-2.

REGULATORY MATTERS

Government Regulation and Product Approval

Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Our drug candidates must be approved by the FDA through the New Drug Application ("*NDA*"), process before they may be legally marketed in the United States.

U.S. Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act ("*FDCA*"), and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA's refusal to review or approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusal of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

- completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices ("*GLP*") or other applicable regulations;

- submission to the FDA of an Investigational New Drug Application, or IND, which must be first approved by the FDA before human clinical trials may begin;

- performance of adequate and well-controlled human clinical trials according to Good Clinical Practices ("*GCP*") to establish the safety and efficacy of the proposed drug for its intended use;

- submission to the FDA of an NDA;

- satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

- satisfactory completion of FDA inspections of clinical sites and GLP toxicology studies; and

- FDA review and approval of the NDA.

The testing and approval process require substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Preclinical testing continues even after the IND is submitted. The IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance.

All clinical trials must be conducted under the supervision of qualified investigators in accordance with GCP regulations. These regulations include the requirement that all research subjects provide informed consent. Further, an institutional review board, or IRB, must review and approve the plan for any clinical trial before it commences at any institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the clinical trial until completed.

Each new clinical protocol must be submitted to the IND for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and efficacy in Phase 2 and 3 clinical trials.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

- Phase 1: The drug is initially introduced into human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

- Phase 2: Involves clinical trials in a limited patient population to identify possible adverse effects and safety risks, to evaluate preliminary efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

- Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. IND Safety Reports must be submitted to the FDA, IRBs and the investigators for (a) any suspected adverse reaction that is both serious and unexpected; (b) any findings from epidemiological studies, pooled analysis of multiple trials, or clinical trials (other than those already reported in (a)); (c) any findings from animal or *in vitro* testing, whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the drug, such as reports of mutagenicity, teratogenicity, or carcinogenicity or reports of significant organ toxicity at or near the expected human exposure; and (d) any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, phase 2, and phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB's requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances, which may include orphan drug status and the first NDA application for a company.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA also may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and difficult and the FDA may refuse to approve an NDA at its discretion or the FDA may require additional clinical or other data and information. Even if such additional data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy its criteria for approval. Data obtained from clinical trials are not always conclusive, and the FDA may interpret data differently than we or others may interpret the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to obtain approval of the NDA. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product's identity, strength, quality and purity. Before approving an NDA, the FDA will generally inspect the facility or facilities where the product is manufactured. The FDA will also generally inspect selected clinical sites that participated in the clinical studies and may inspect the testing facilities that performed the GLP toxicology studies cited in the NDA.

NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval but may expedite the approval process.

If a product receives regulatory approval, the approval may be limited to specific diseases or patient subpopulations and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, approval by the FDA may include a requirement for phase 4 testing, which involves clinical trials designed to further assess a drug's safety and effectiveness, and the FDA may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in very limited circumstances. The Sponsor is also eligible to participate in the Orphan Products Clinical Trial Grants Program, has access to additional resources through the FDA's Office of Orphan Products Development (OOPD), and qualifies for the Orphan Drug Credit, which provides a tax credit amounting to as much as 25% for expenses incurred in conducting clinical research in US. Orphan designated products also qualify for a Prescription Drug User Fee Act (PDUFA) fee exemption, which is currently worth over $3 million for standard NDAs and BLAs

In the European Union and Japan, orphan drug exclusivity regulations provide for 10 years of market exclusivity. In European Union, various incentives are also offered including qualifying for Protocol Assistance from EMA, access to centralized marketing authorization, and fee reductions on various application.

OT-101 currently has three orphan drug designation granted by FDA in the US for the treatment of malignant glioma, the treatment of pancreatic cancer and the treatment of stage IIB through stage IV malignant melanoma. Two orphan drug designation were also obtained from EMA for the treatment of malignant glioma and pancreatic cancer.

Rare Pediatric Disease Designation

The FDA grants rare pediatric disease designation for diseases with serious or life-threatening manifestations that primarily affect people aged from birth to 18 years, and that affect fewer than 200,000 people in the U.S. Under the FDA's Rare Pediatric Disease Priority Review Voucher program, a sponsor who receives an approval of a new drug application or biologics license application for a product for the prevention or treatment of a rare pediatric disease may be eligible for a voucher, which can be redeemed to obtain priority review for any subsequent marketing application and may be sold or transferred.

The FDA granted Rare Pediatric Disease Designation for OT101/Trabedersen for the treatment of DIPG as a drug for a rare pediatric disease.

ROW Regulation

In addition to regulations in the United States, we are subject to a variety of regulations governing clinical trials and if any of our product candidates are approved, we will be subject to additional regulations regarding commercial sales and distribution. Whether or not we obtain FDA approval to test a product candidate in the United States, we must obtain approval by the comparable regulatory authorities of countries outside of US before we can commence testing any product candidate in those countries. Likewise, whether or not we obtain FDA approval to market a product, we must obtain approval by the comparable regulatory authorities of countries outside of US before we can commence marketing of any product candidate in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, a company may submit marketing authorization applications, or MAAs, either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, the European Medicines Agency, or EMA, may grant orphan drug status for specific indications if the request is made before an MAA is submitted. The EMA considers an orphan medicinal product to be one that affects less than five of every 10,000 people in the European Union. A company whose application for orphan drug designation in the European Union is approved is eligible to receive, among other benefits, regulatory assistance in preparing the marketing application, protocol assistance and reduced application fees. Orphan drugs in the European Union receive up to ten years of market exclusivity for the approved indication.

Sales and marketing

Sales of any of our product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. These third-party payors are increasingly challenging the prices charged for health care products and services. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption or application of price controls and cost-containment measures could limit our revenue. If third-party payors do not consider our products to be cost-effective, they may not pay for our products even if we receive approval, or their level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposes requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D (the Medicare prescription drug benefit), Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs not covered under Medicare Part B. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs. Each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. Federal regulations require Part D prescription drug formularies to include drugs within each therapeutic category and class of covered Part D drugs, although not necessarily all the drugs in each category or class.

In general, government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA or other Medicare regulations may result in a similar reduction in payments from non-governmental payors.

The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the "*Affordable Care Act*" or "*ACA*") mandated prescription drug coverage as one of ten essential health benefits that most health plans must offer, requiring coverage of at least one drug in every category and class. The ACA increased in the number of individuals covered by insurance and as a result commercial insurers and government programs have increased their emphasis on cost controls to reduce overall spending. A number of federal government leaders have expressed their intentions to repeal and replace the ACA. If full or partial repeal is enacted, many if not all of the provisions of the ACA may no longer apply to prescription drugs. As a result, we expect that there will continue to be uncertainty regarding drug product pricing, reimbursement and other factors impacting the revenue we may receive if our product candidates are ultimately approved, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in some countries outside of the US, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and tend to be significantly lower.

Sales and marketing plan for OT-101: The first approval is expected to be OT-101 in DIPG followed by OT-101 in pancreatic cancer. Sales and marketing for orphan drug such as oncology and especially for rare pediatric indications rely a small but highly knowledgeable sales and marketing team. Based on our previous experience, having a team of 20 reps and 100 reps for DIPG and Pancreatic cancer should be sufficient to cover US and contract sales and marketing can be performed with ex-US partners. The FTE cost for RPD rep is estimated at 150K/FTE and the cost for Oncology rep is estimated at 200K/FTE.

PATENTS AND PROPRIETARY RIGHTS

We actively seek to protect the proprietary technology that we consider important to our business, including chemical species, compositions and forms, their methods of use and processes for their manufacture, as well as modified forms of naturally-expressed receptors, in the United States and other jurisdictions internationally that we consider key pharmaceutical markets. We also rely upon trade secrets and contracts to protect our proprietary information.

As of March, 2022, we were the exclusive licensee, sole assignee or co-assignee of three granted U.S. patents, and two granted patents in Korea. Six pending applications including one PCT international patent application, one application to India and four provisional patent applications on methods of treating COVID-19. Five pending provisional patent applications on cancer treatment and biomarker. Our policy is to file U.S. and foreign patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or will provide a competitive advantage or will afford protection against competitors with similar technologies. We also intend to rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and that may be used to identify and develop novel drugs. We seek protection, in part, through confidentiality and proprietary information agreements.

We consider the following patents and applications owned by or exclusively licensed to us to be particularly important to the protection of our most advanced product candidates.
All these patents are within the Oncotelic Therapeutic umbrella and if there is a desired to consolidate under one single ownership- that can be done with filing with respective patent office for the reassignment.

Product Candidate	Patent/Application No. (Country)	Status	Inventor	Proprietor	Expiry
OT-101	US8476246 (US)	In force (granted12-06-2013)	Frank Jaschinski, Tanja Rothammer-Hampl, Karl-Hermann Schlingensiepen, Anneliese Schneider	Assigned to Antisense Pharma GmbH (02-2011)	30-07-2030
OT-101	KR10-1843984 (KR)	In force (granted 26-03-2018)	Vuong Trieu	Autotelic LLC	09-02-2036
OT-101	US9758786[1] (US)	In force (granted 23-08-2017)	Vuong Trieu	Assigned to Autotelic LLC, California (29-02-2016)	09-02-2036
OT-101	US9963703[2] (US)	In force (granted 18-04-2018)	Vuong Trieu	Assigned to Autotelic LLC, California (04-08-2017)	09-02-2036
OT-101	KR10-1843985 (KR)	In force (granted 26-03-2018)	Vuong Trieu	Autotelic LLC	09-02-2036
OT-101	WO20211 86396A2 (PCT)	Pending	Vuong Trieu	Oncotelic Inc.	N/A (PCT published on 23-09-2021)
OT-101	US63/166856 (US)	Pending	Vuong Trieu	Vuong Trieu	N/A (filed 26-03-2021)
OT-101	US63/192175 (US)	Pending	Vuong Trieu	Vuong Trieu	N/A (filed 24-05-2021)
OT-101	US63/245353 (US)	Pending	Vuong Trieu	Vuong Trieu	N/A (filed 17-09-2021)

The patent expiration dates referenced above do not reflect any potential patent term extension that we may receive under the federal Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act. The Hatch-Waxman Act generally permits a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years. The patent term restoration period is generally one-half of the time between the effective date of an investigational new drug application, or IND, and the submission date of a new drug application, or NDA, plus the time between the submission date and approval date of an NDA. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves applications for patent term extension.

[1] This is also published as US9963703.

[2] This is also published as US9758786.

SCHEDULE 9

Dragon Overseas Funding

Tranche	Contribution Amount	Deadline for Contribution
1	$1,100,000	10 April 2022
2	$515,000	1 May 2022
3	$515,000	1 June 2022
4	$515,000	1 July 2022
5	$600,000	1 August 2022
6	$515,000	1 September 2022
7	$515,000	1 October 2022
8	$515,000	1 November 2022
9	$600,000	1 December 2022
10	$515,000	1 January 2023
11	$515,000	1 February 2023
12	$515,000	1 March 2023
13	$515,000	1 April 2023
14	$515,000	1 May 2023
15	$515,000	1 June 2023
16	$515,000	1 July 2023
17	$515,000	1 August 2023
18	$515,000	1 September 2023
19	$515,000	1 October 2023
20	$515,000	1 November 2023
21	$600,000	1 December 2023
22	$1,016,691	1 January 2024
23	$1,000,000	1 February 2024
24	$1,000,000	1 March 2024
25	$1,000,000	1 April 2024
26	$1,000,000	1 May 2024
27	$1,000,000	1 June 2024
28	$1,000,000	1 July 2024
29	$1,000,000	1 August 2024
30	$1,000,000	1 September 2024
31	$1,000,000	1 October 2024
32	$1,000,000	1 November 2024
33	$1,000,000	1 December 2024
34	$1,000,000	1 January 2025
35	$1,000,000	1 February 2025
36	$1,000,000	1 March 2025
37	$1,000,000	1 April 2025
Total:	**$27,671,691**	

SCHEDULE 10

Key Employees

Name	Position	Annual Salary (USD)	Allocation of Time to the Company
Vuong Ngoc Trieu, Ph. D.	CEO	450,000	100%
Dr. Fatih M. Uckun	CMO	504,000	100%
Dr. Anthony E. Maida	CCO	400,000	100%
Mr. Amit B. Shah	Controller	320,000	100%
Mr. Saran Saund	CBO and IT infrastructure	320,000	100%

SCHEDULE 11

Management Agreement

The principal terms of the Management Agreement shall be as follows:

Term. The Management Agreement will have an initial term of twenty-five (25) years.

Services. GMP Management Co will be responsible for all matters pertaining to the development, business, policies, operations and assets of the Company's Group. As manager of the Company, GMP Management Co's responsibilities shall include performing the following at the Company's cost:

(a) **Employees**. GMP Management Co shall have sole authority with regard to the hiring and supervision (including the right to terminate) of all non-scientific employees of the Company's Group. All such employees shall be the employees of the Company's Group.

(b) **Finance, Accounting**. GMP Management Co shall perform all finance and accounting functions with respect to the Company's Group. All revenues derived from the operation and business of the Company's Group shall be deposited into a bank account in the name of the Company or another member of the Company's Group.

(c) **Maintenance of the Facilities**. GMP Management Co shall determine and develop physical plant facilities of the Company's Group in Hong Kong or anywhere such facilities may be located in Asia and shall be responsible to undertake such maintenance, repairs and improvements in and to such facilities as GMP Management Co shall reasonably deem necessary.

Management Fee. As full compensation for its services under the Management Agreement, the Company shall pay to GMP Management Co:

(a) a monthly management fee to be mutually agreed by the parties to the Management Agreement and specified therein; and

(b) a development fee equal to a percentage of the total development costs to develop the physical plant facilities subject to a budget approved in advance by GMP Management Co, to be determined and mutually agreed by the parties to the Management Agreement and specified therein.

Reimbursement of Expenses. All out-of-pocket expenses and costs incurred in the operation of the Company's Group shall be the responsibility of the Company and shall be reimbursable to GMP Management Co out of the Company's operating account.

Indemnification. The Company will indemnify GMP Management Co and hold it harmless from and against any and all losses or liabilities arising out of the ownership or operation of the Company's Group, except to the extent caused by GMP Management Co's own negligence or wilful misconduct. GMP Management Co will indemnify and hold harmless the Company and Oncotelic from and against any and all losses and liabilities arising out of GMP Management Co's negligence or wilful misconduct in its management of the Company.

In witness whereof the Parties hereto have executed this Agreement as of the day and year first before written.

Dragon Overseas

Signed by **Mr. Edwin C H Wang** for and on behalf of **Dragon Overseas Capital Limited**)

Oncotelic

Signed by **Vuong Ngoc Trieu, Ph. D.** for and on behalf of **Oncotelic Therapeutics, Inc.**)

The Company

Signed by **Mr. Edwin C H Wang** for and on behalf of **GMP Biotechnology Limited**)

In witness whereof the Parties hereto have executed this Agreement as of the day and year first before written.

Dragon Overseas

Signed by **Mr. Edwin C H Wang** for and on behalf of **Dragon Overseas Capital Limited**)
)
)
)
)

Oncotelic

Signed by **Vuong Ngoc Trieu, Ph. D.** for and on behalf of **Oncotelic Therapeutics, Inc.**)
)
)
)
)

The Company

Signed by **Mr. Edwin C H Wang** for and on behalf of **GMP Biotechnology Limited**)
)
)
)
)